UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Home Touch Holding Company

(Name of small business issuer in our charter)

Nevada	3670	26-4309660

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	IRS I.D.

703, Liven House, 61-63 King Yip Street, Kwun Tong, Hong Kong.	N/A

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number:  +852 2111 0121.

CSC Services of Nevada, Inc.
502 East John Street
Carson City, NV 89706
(800) 315-9420

(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer ☐                   Accelerated Filer ☐

Non-accelerated filer ☐    Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered [1]	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee [2] [3]
Common Stock offered by the Selling Stockholders [4]	1,579,000	$0.05	$78,950	$4.01

(1) In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2) Estimated in accordance with Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on recent prices of private transactions.

(3) Calculated under Section 6(b) of the Securities Act of 1933 as . 00005580 of the aggregate offering price.

(4) Represents shares of the registrant’s common stock being registered for resale that have been issued or will be issued to the selling shareholders named in this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay our effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PROSPECTUS
HOME TOUCH HOLDING COMPANY

Selling shareholders are offering up to 1,579,000 shares of common stock.  The selling shareholders will offer their shares at $.05  per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices.    We will not receive proceeds from the sale of shares from the selling shareholders.

There are no underwriting commissions involved in this offering.  We have agreed to pay all the costs of this offering. Selling shareholders will pay no offering expenses.

Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board.  There is no guarantee that our securities will ever trade on the OTC Bulletin Board or other exchange.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.  See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________________ , 2009.

TABLE OF CONTENTS

Summary Information and Risk Factors	4
Risk Factors	7
Use of Proceeds	16
Determination of Offering Price	16
Dilution	16
Selling Shareholders	16
Plan of Distribution	19
Legal Proceedings	21
Directors, Executive Officers, Promoters, and Control Persons	21
Security Ownership of Certain Beneficial Owners and Management	23
Description of Securities	23
Interest of Named Experts	24
Disclosure of Commission Position on Indemnification for Securities Liabilities	25
Description of Business	25
Description of Property	42
Certain Relationships and Related Transactions	42
Market for Common Equity and Related Stockholder Matters	43
Executive Compensation	45
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	49
FINANCIAL STATEMENTS	50

SUMMARY INFORMATION AND RISK FACTORS

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements prior to making an investment decision.  Please do not enter into a investment decision on our company without proper guidance from your financial advisor or a registered broker.

Organization

Home Touch Holding Company is a Nevada corporation formed on January 26, 2009.  As of January 26, 2009, we acquired Home Touch Limited, a Hong Kong China corporation formed as Lexing Group Limited in July 2004 which changed its name to Home Touch Limited in 2005.  Home Touch Limited is our wholly-owned subsidiary.  The transaction was structured as a share exchange in which we exchanged 40,000,000 shares of our common stock for 10,000 shares of Home Touch Limited.  The purpose of this transaction was solely to form a U.S. holding company for our business.

Our principal office is located at 703, Liven House, 61-63 King Yip Street, Kwun Tong, Hong Kong.  Telephone:  +852 2111 0121.

Business

Through Home Touch Limited, we design and sell and install various energy saving + smart home system products and solutions.  Our products and solutions can centrally control home systems in buildings and/or villas which are pre-wired as well as those that aren’t pre-wired by using utilize radio frequency, or European Installation Bus, wireless electronic networking technology to integrate the various devices and appliances found in most homes, hotels and offices.  We design, supply and install the whole building system.  We are a registered electrical contractor in Hong Kong.

Our main target is property developers in Hong Kong and China – about 85% of our business come from them. We also sell to single end users, generally owners of high-end residences, that in general are referred by interior designers. For outside Hong Kong, we license ourselves to one local partner. For instance, Home Touch (Malaysia) Limited and Home Touch (Singapore) Limited. Under our agreement, we authorize them to sell to developers directly.

We design our own products such as Novel, Noble, Royal lighting switch, transceiver, remote controller, telephone controller, IP video door phone and WiFi video door phone, which are produced for us by third party manufactures. We also design our own solutions such as t.HOME, Building Management Software, E-boardcasting software and IP Smart. In addition, we distribute products and software from other brands.  All of the products we sell operate on the same RF wireless frequency /or EIB and easily communicate with each other.

Our products and solutions include, among others:

•	IP video door phone
•	WiFi video door phone
•	WiFi network for the whole building
•	Energy Saving system for home and building
•	Smart home system, include, lighting control, home appliance control, curtain control
•	Security system, including all kinds of detector and alarm products
•
Intelligent Household Management System that allows text message, picture, video message, report, to all residences of a building. It also allows residents to book club house facilities, send messages, and panic alarm to building management office. With the same system, residents may remote site control their residence

•	Windows Vista Media Center Edition solution
•
transceiver - a wireless device used to transmit RF signal to infrared signal to control heating and air conditioning, all home appliances and audio-visual systems such as DVD, TV, Amplifier, Cable TV, and Stereo.

•	remote controller or internet tablet
•
t.HOME 1 - A USB white box that plugs into a computer USB port that allows the user to use Window Media Center to coordinate with the transceiver for control of home systems, appliances and audio-visual media.

•	Smart home system from Visiomatic – a German made product and solution which uses a panel to control all kinds of home devices.
•	IP Smart - A plug in to a Cisco IP phone to control lighting, curtain and all kinds of appliances. This solution is mainly for hotel, service apartment and office.

The Offering

As of the date of this prospectus, we had 40,000,000 shares of common stock outstanding.

Selling shareholders are offering up to1,579,000 shares of common stock.  The selling shareholders will offer their shares at $.05 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.  The selling shareholders cannot acquire the shares underlying these warrants until our shares are quoted on the OTC Bulletin Board and will be sold thereafter at prevailing market prices or privately negotiated prices.  We will pay all expenses of registering the securities, estimated at approximately $50,000.  We will not receive any proceeds of the sale of these securities.

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock.  The current absence of a public market for our common stock may make it more difficult for you to sell shares of our common stock that you own.

Financial Summary

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

HOME TOUCH HOLDING COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2008 AND MARCH 31, 2008

	December 31, 2008	March 31, 2008
	(Unaudited)	(Audited)

Total Assets	$299,516	$332,662

Total Liabilities	146,802	778,899

Total Stockholders’ Equity (Deficit)	152,714	(446,237)

Total Liabilities and Stockholders’ Equity (Deficit)	$299,516	$332,662

HOME TOUCH HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2008 AND
YEAR ENDED MARCH 31, 2008

	Nine months ended December 31, 2008	Year ended March 31, 2008
	(unaudited)	(audited)

Total revenues, net	859,396	259,822

Total cost of revenue	478,429	145,578

Gross profit	380,967	114,244

Total operating expenses	304,421	338,972

Income (loss) from operations	76,546	(224,728)

Total other (expense) income	(4,666)	2,115

Income (loss) before income taxes	71,880	(222,613)

Income tax expense	-	-

Net income (loss)	$71,880	$(222,613)

Net income (loss) per share – Basic and diluted	$0.00	$(0.00)

Weighted average shares outstanding	40,000,000	40,000,000

RISK FACTORS

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock.  All material risks are discussed in this section.

Risks Related to our Business

Because of dependence on consumer preference for our smart home systems products, our revenues are susceptible to fluctuations and decreases.

We are susceptible to fluctuations in our business based upon consumer demand for our products. In addition, we cannot guarantee that increases in demand for our products associated with increases in the deployment of new technology will continue. We believe that our success depends on our ability to anticipate, gauge and respond to fluctuations in consumer preferences. However, it is impossible to predict with complete accuracy the occurrence and effect of fluctuations in consumer demand over a product’s life cycle. Moreover, we caution that any growth in revenues that we achieve may be transitory and should not be relied upon as an indication of future performance.

Increased demand for consumer service and support services could decrease our profitability.

Certain of our products and solutions have more features and are more complex than others and therefore require more end-user technical support. We provide 12 months defect liability period which is free of charge, afterward we charge clients for a minimum three years maintenance service. Therefore, as the mix of our products includes more of these complex product lines, support costs could increase, which could decrease our profitability.

Any failure to anticipate or respond adequately to technological developments and customer requirements, or any significant delays in product introduction, could reduce our revenues or profitability.

Our ability to remain competitive in the smart home systems products market will depend considerably upon our ability to successfully identify new product opportunities, as well as secure the right to sell and introduce these products and enhancements on a timely and cost effective basis. There can be no assurance that we will be successful at securing the rights to sell and marketing new products or enhancing our existing products, or that these new or enhanced products will achieve consumer acceptance and, if achieved, will sustain that acceptance. In addition, there can be no assurance that products developed by others will not render our products non-competitive or obsolete or that we will be able to obtain or maintain the rights to use proprietary technologies developed by others which are incorporated in our products. Any failure to anticipate or respond adequately to technological developments and customer requirements, or any significant delays in product development or introduction, could reduce our revenues or profitability.

Our revenues are highly concentrated in several customers which accounts for more than 81% of our revenues, and our revenues could be reduced if these customers reduce their orders from us.

In our fiscal year ended March 31, 2008, the following customer accounted for the following amounts and percentages of our total revenues:

Name of Customer	Amount of Revenues	Percentage of Total Revenues
Shiman Design Company	$42,308	16%
Megastrength Henderson Security Services Limited	$38,034	15%
Crown Focus Construction Limited	$30,564	12%
Mass Concept Limited	$29,897	11%

In our nine months ended December 31, 2008, the following customer accounted for the following amounts and percentages of our total revenues:

Name of Customer	Amount of Revenues	Percentage of Total Revenues
Grand Tech Construction Co., Ltd	$427,398	49%
Home Touch Services Company Limited	$144,090	17%
Shenzhen Bochuang Hi-tech Co., Ltd	$127,193	15%

We have no agreements with these customers, who purchases from us on purchase orders only.  If we cease to do business with these customers at current levels and are unable to generate additional sales with new and existing customers that purchase a similar amount of our products, our revenues and net income would decline considerably.

Our purchases are concentrated in several vendors which account for more than 83% of our orders, and our sales and thus our revenues could be reduced if these vendors stop supplying us.

For the year ended March 31, 2008, three vendors accounted for 10% or more of our purchases as follows:

	Year ended March 31, 2008
	Purchases	Percentage of purchases	Accounts payable

Shenzhen Bochuang Hi-tech Co., Ltd.	$73,158	47%	$-
MAG Living (Shenzhen) Co., Ltd.	64,199	41%	-
ABB (Hong Kong) Limited	18,259	12%	15,675

Total:	$155,616	100%	$15,675

For the nine months ended December 31, 2008, two vendors represented more than 10% of our purchases and accounts payable, respectively as follows:

	Nine months ended December 31, 2008
	Purchases	Percentage of purchases	Accounts payable

ABB (Hong Kong) Limited	$29,913	73%	$1,347
Shenzhen Bochuang Hi-tech Co., Ltd	4,164	10%	-

Total:	$34,077	83%	$1,347

Because of the rapid innovation of products and technologies that is characteristic of our industry, although we have obtained various patents on our products, the rights granted under any patent may not provide competitive advantages to us, may not be adequate to safeguard and maintain our proprietary rights or may infringe upon right of others, which could reduce our revenues.

The procedures by which we identify, document and file for patent, trademark, and copyright protection are based solely on engineering and management judgment, with no assurance that a specific filing will be issued, or if issued, will deliver any lasting value to us. Because of the rapid innovation of products and technologies that is characteristic of our industry, there is no assurance that rights granted under any patent will provide competitive advantages to us or will be adequate to safeguard and maintain our proprietary rights. Moreover, the laws of certain countries in which our products are or may be manufactured or sold may not offer protection on such products and associated intellectual property to the same extent that the U.S. legal system may offer.  Because of technological changes in the smart home systems products industry, current extensive patent coverage, and the rapid rate of issuance of new patents, it is possible certain components of our products and business methods may unknowingly infringe upon the patents of others.

We may face increased costs due to environmental matters which could reduce our earnings or cash flows.

Many of our products are subject to various laws governing chemical substances in products, including laws regulating the manufacture and distribution of chemical substances and laws restricting the presence of certain substances in electronics products. Due to restrictions in China effective March 2007 which makes producers of electrical goods responsible for collection, recycling, treatment and disposal of recovered products, we could face significant costs and liabilities in complying with these and new laws and regulations or enforcement policies that could have a material adverse effect upon our capital expenditures, earnings or financial condition.

We sell complex products that incorporate leading-edge technology, the presence of defects may harm customer satisfaction, reduce sales opportunities, or increase returns and reduce our revenues or profits.

We sell complex products that incorporate leading-edge technology, including hardware and software. Software may contain bugs that can unexpectedly interfere with operations. There can be no assurance that our or our suppliers testing programs will detect all defects in individual products or defects that could affect numerous shipments. The presence of defects may harm customer satisfaction, reduce sales opportunities, or increase returns. An inability to cure or repair a product defect could result in the failure of a product line, temporary or permanent withdrawal from a product or market, damage to our reputation, or increased inventory costs, any of which could reduce our revenues, margins and net income.

We face risks associated with product warranties.

We could incur substantial costs as a result of product failures for which we are responsible under warranty obligations.

Because we depend on a limited number of suppliers for the smart home system products we sell, any interruption in the availability of these products could reduce our revenues.

We rely on a limited number of suppliers for the smart home system products we sell. We do not have any long-term or exclusive purchase commitments with any of our suppliers. Our failure to maintain existing relationships with our suppliers or to establish new relationships in the future could also negatively affect our ability to obtain smart home system products we sell in a timely manner. If we are unable to obtain ample supply of product from our existing suppliers or alternative sources of supply, we may be unable to satisfy customers' demands for particular products, which could reduce our revenues.

If our business reputation is damaged due to the actions of external factors over which we may have little or no control, including the performance of persons acting as suppliers of our smart home system products, our revenues could be reduced.

Promoting our business depends largely on the success of our marketing efforts and our ability to provide a consistent, positive customer experience. Our ability to provide a positive customer experience is dependent on external factors over which we may have little or no control, including the nature and quality of the smart home system products we sell.  We will purchase the products we sell from third parties.  Our failure to provide our customers with positive customer experiences, including our or our suppliers failure to deliver high quality products on a timely basis, for any reason could substantially harm our reputation. The failure of these activities could adversely affect our ability to attract new customers and maintain customer relationships and, as a result, substantially harm our business and reduce our revenues.

If we cannot increase our sales volumes, reduce our costs or introduce higher margin products to offset anticipated reductions in the average unit price of our products, our operating results may suffer.

The average unit price of our products may decrease in the future in response to changes in product mix, competitive pricing pressures, new product introductions by our competitors or other factors. If we are unable to offset the anticipated decrease in our average selling prices by increasing our sales volumes or through new product introductions, our net revenues will decline. Our business could be seriously harmed, particularly if the average selling price of our products decreases significantly without a corresponding increase in sales.

Because our competitors in the smart home system products sales business have greater financial and marketing resources than we do, we may experience a reduction in market share and revenues.

The markets for our smart home system products are highly competitive and rapidly changing.  Some of our current and prospective competitors have significantly greater financial, technical, marketing resources than we do.  Our ability to compete in our markets depends on a number of factors, some within and others outside our control.  These factors include: the frequency and success of product introductions by us and by our competitors, the selling prices of our products and of our competitors’ products, the performance of our products and of our competitors’ products, product distribution by our competitors, our marketing ability and the marketing ability of our competitors, and the quality of customer support offered by us and by our competitors.

The real estate market is cyclical and is experiencing a downturn which could decrease the demand for our products and reduce our revenues.

Our products are primarily installed in new residential, hotel and commercial real estate projects. The market for real estate in Hong Kong, Macau, U.A.E., and mainland China tends to be cyclical, with periods in which real estate construction declines, such as is the current case.  A continued downturn or the lack of a recovery in the real estate market could decrease the demand for our products and reduce our revenues.

Risks Related to Management and Personnel

We depend heavily on key personnel, and turnover of key senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our senior management personnel, including Mr. Ng Tze Lung David Gunawan, Executive Director, Ms. Yau Wai Stella, COO, and Mr. Lam Yat Hung, Sales Director. If we were to lose Mr. Ng Tze Lung David Gunawan, Executive Director, Ms. Yau Wai Stella, COO, and Mr. Lam Yat Hung, Sales Director, if Mr. Ng Tze Lung David Gunawan, Executive Director, Ms. Yau Wai Stella, COO, and Mr. Lam Yat Hung, Sales Director fail to perform in their respective current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer. We have no key person insurance on these members of management.  We have no employment agreements with any management except Mr. Lam Yat Hung, Sales Director.  Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing the product acquisition, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future.

Our management has limited experience in managing the day to day operations of a public company and, as a result, we may incur additional expenses associated with the management of our company.

The management team, including Mr. Ng Tze Lung David Gunawan, Executive Director and Ms. Yau Wai Stella, COOis responsible for the operations and reporting of the combined company. The requirements of operating as a small public company are new to the management team and the employees as a whole. This may require us to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We may also be required to hire additional staff to comply with additional SEC reporting requirements and compliance under the Sarbanes-Oxley Act of 2002. Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

Although we believe that we currently have adequate internal control over financial reporting, we are exposed to risks from recent legislation requiring companies to evaluate internal control over financial reporting.

Section 404 of the Sarbanes-Oxley Act of 2002 ("Section 404") requires our management to report on the operating effectiveness of the Company's Internal Controls over financial reporting for the year ended March 31, 2011. ZYCPA Company Limited, (Formerly Zhong Yi [Hong Kong] C.P.A. Company Limited) Certified Public Accountants, our independent registered public accounting firm, will be required to attest to the effectiveness of our internal control over financial reporting beginning with the year ended March 31, 2011. We must establish an ongoing program to perform the system and process evaluation and testing necessary to comply with these requirements. We expect that the cost of this program will require us to incur expenses and to devote resources to Section 404 compliance on an ongoing basis.

It is difficult for us to predict how long it will take to complete management's assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and process on a timely basis. In the event that our Chief Executive Officer, Chief Financial Officer or independent registered public accounting firm determine that our internal control over financial reporting is not effective as defined under Section 404, we cannot predict how regulators will react or how the market prices of our shares will be affected.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, none of which are not independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors.  Indeed, we do not have any audit or compensation committee.  These functions are performed by the board of directors as a whole.  No members of the board of directors are independent directors.  Thus, there is a potential conflict in that board members who are management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Certain of our stockholders hold a significant percentage of our outstanding voting securities which could reduce the ability of minority shareholders to effect certain corporate actions.

Our officers, directors and majority shareholders are the beneficial owners of approximately 69.2% of our outstanding voting securities. As a result, they possess significant influence and can elect a majority of our board of directors and authorize or prevent proposed significant corporate transactions. Their ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

Risks Related to our Operations in China

Because we all our customers and operations are located in China, the following risks could affect our business of our suppliers and thus harm our revenues.

General economic conditions in China could reduce our revenues.

General economic conditions in China have an impact on our business and financial results. The global economy in general and in China specifically remains uncertain. As a result, individuals and companies may delay or reduce expenditures. Weak economic conditions and/or softness in the consumer or business channels for the use of smart home systems products could result in lower demand for our products, resulting in lower sales, earnings and cash flows.

Changes in China’s political or economic situation could harm us and our operating results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

•	Level of government involvement in the economy;

•	Control of foreign exchange;

•	Methods of allocating resources;

•	Balance of payments position;

•	International trade restrictions; and

•	International conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. For example, state-owned enterprises still constitute a large portion of the Chinese economy, and weak corporate governance traditions and a lack of flexible currency exchange policy continue to persist. As a result of these differences, the business of our suppliers could be adversely affected.

Our business is largely subject to the uncertain legal environment in China and your legal protection could be limited.

The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used. The overall effect of legislation enacted over the past 20 years has been to enhance the protections afforded to foreign invested enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses. In addition, all of our executive officers and our directors are residents of China and not of the U.S., and substantially all the assets of these persons are located outside the U.S. As a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against our Chinese operations and subsidiaries.

The Chinese government exerts substantial influence over the manner in which we and our suppliers must conduct their business activities.

Only recently has China permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in China may inhibit our suppliers’ to conduct business profitably in China, increasing their prices and potentially reducing our revenues.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

The value of our securities will be affected by the foreign exchange rate between U.S. dollars and RMB.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and RMB, and between those currencies and other currencies in which our sales may be denominated. Currently, RMB is stronger than U.S. Dollars. For example, to the extent that we need to convert U.S. dollars into RMB for our operational needs and should RMB appreciate against the U.S. dollar at that time, our financial position, the business of the Company, and the price of our common stock may be harmed. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against RMB, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

In the event that the U.S. dollars appreciate against RMB, our costs will increase. If we cannot pass the resulting cost increase on to our customers, our profitability and operating results will suffer. In addition, since our sales to international customers grew rapidly, we are subject to the risk of foreign currency depreciation.

Risks Related to the Market for our Stock

If our common stock is quoted on the OTC Bulletin Board which may have an unfavorable impact on our stock price and liquidity.

We anticipate that our common stock will be quoted on the OTC Bulletin Board. The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or NASDAQ system. The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. If our common stock becomes a “penny stock”, we may become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Sales of our common stock under Rule 144 could reduce the price of our stock.

There are 12,328,000 shares of our common stock held by non- affiliates and 27,680,000 shares held by affiliates Rule 144 of the Securities Act of 1933 defines as restricted securities. 1,579,000 shares of our common stock held by non-affiliates are currently eligible for resale or are being registered in this offering, however affiliates will still be subject to the resale restrictions of Rule 144.  In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price.  The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Special Information Regarding Forward Looking Statements

Some of the statements in this prospectus are “forward-looking statements.”  These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, among others, the factors set forth above under “Risk Factors.”  The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements.  We caution you not to place undue reliance on these forward-looking statements.  We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

USE OF PROCEEDS

Not applicable.  We will not receive any proceeds from the sale of shares offered by the selling shareholders.

DETERMINATION OF OFFERING PRICE

Our management has determined the offering price for the selling shareholders' shares.  The price of the shares we are offering was arbitrarily determined based upon the prior offering price in our private placement.  We have no agreement, written or oral, with our selling shareholders about this price.  Based upon oral conversations with our selling shareholders, we believe that none of our selling shareholders disagree with this price.  The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. The factors considered were:

•	Our operating history
•	Our growth potential
•	The price we believe a purchaser is willing to pay for our stock

The offering price does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

SELLING SHAREHOLDERS

The selling shareholders named below are selling the securities.  The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling shareholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling shareholders upon termination of this offering.  These selling shareholders acquired their shares by purchase exempt from registration under section 4(2) of the Securities Act of 1933 or Regulation S under the Securities Act of 1933 in the share exchange pursuant to which we acquired Home Touch Limited.

We believe that the selling shareholders listed in the table have sole voting and investment powers with respect to the securities indicated.  We will not receive any proceeds from the sale of the securities by the selling shareholders.  No selling shareholders are broker-dealers or affiliates of broker-dealers.

Selling Shareholder	Shares to be offered by the Selling Stockholders	Percentage owned before Offering	Amount owned after the offering, assuming all shares sold [1]	Percentage owned after the offering, assuming all shares sold [1]	Relationship to us
Liu Jia Min	10,000	*	0	0

Li Mi	15,000	*	0	0

Xu Chen Yuan	20,000	*	0	0

Liu Fang Jun	15,000	*	0	0

Yang Zhong Jie	20,000	*	0	0

Zhang Xiao Ming	15,000	*	0	0

Li Jian Hui	15,000	*	0	0

Zhang Bai Fang	30,000	*	0	0

Chen Min	20,000	*	0	0

Shen Jin Rong	15,000	*	0	0

Zhou Yao Yu	15,000	*	0	0

Xu Ren Hui	15,000	*	0	0

Shi Guo Neng	10,000	*	0	0

Cheng Bang Hui	10,000	*	0	0

Qian Kang Mei	20,000	*	0	0

Chen Sheng Hua	30,000	*	0	0

Cao Ming	14,000	*	0	0

Yan Yan	10,000	*	0	0

Zhou Tao	20,000	*	0	0

Wang Min Jun	20,000	*	0	0

Gu Xin Lun	20,000	*	0	0

Hu Jing	15,000	*	0	0

Zhou Bo	20,000	*	0	0

Yu Qiang	20,000	*	0	0

Ye Li Hong	20,000	*	0	0

Li Yan Ting	20,000	*	0	0

Xu Guang Rong	15,000	*	0	0

Hu Liang Na	15,000	*	0	0

Zhao Shan Bao	20,000	*	0	0

Li Zhi Hui	15,000	*	0	0

Yi Fei Chen	80,000	1.95	700,000	1.75

Shiu Pao Chen	80,000	1.07	350,000	0.87

Au Yeung Po Leung	100,000	4.55	1,720,000	4.3

Pau Chin Hung	100,000	3.56	1,324,000	3.31

Robert Forstedt	70,000	1.36	476,000	1.19

Nancy Hundt	80,000	2.29	836,000	2.09

Intrepid Capital, LLC, Jeff Toghraie	100,000	4.84	1,836,000	4.59

Gulf Asset Management, [Parvin M. Riazi]	100,000	3.37	1,248,000	3.12

Pegasus Asset Management, [Sam Toghraie]	100,000	4.72	1,789,000	4.47

Michael Williams	100,000	1.42	470,000	1.17	Attorney

Brandon Williams	100,000	*	0	0	Employee of Attorney

Maggie Ensley	50,000	*	0	0	Employee of Attorney

Total	1,579,000

*    Represents ownership of less than one percent

Blue Sky

Thirty-eight states and the District of Columbia have what is commonly referred to as a “manual exemption” for secondary trading of securities such as those to be resold by Selling Stockholders under this registration statement. In these states, so long as we obtain and maintain a listing in Standard and Poor’s Corporate Manual, secondary trading can occur without any filing, review or approval by state regulatory authorities in these states. These states are: Alaska, Arizona, Arkansas, Colorado, Connecticut, Delaware, District of Columbia, Florida, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, South Dakota, Texas, Utah, Vermont, Washington, West Virginia and Wyoming. We cannot secure this listing, and thus this qualification, until after this registration statement is declared effective. Once we secure this listing, secondary trading can occur in these states without further action.

Except for California, all our shareholders currently reside in the above states or outside the U.S. We will make the appropriate filings in California, and comply with all secondary trading exemptions in such state, to permit sales of the securities registered in this offering.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

PLAN OF DISTRIBUTION

Our common stock is currently not quoted on any market.  No market may ever develop for our common stock, or if developed, may not be sustained in the future.  Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

Selling shareholders are offering up to 1,579,000 shares of common stock.  The selling shareholders will offer their shares at $.05 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.  We will not receive any proceeds of the sale of these securities.  We will pay all expenses of registering the securities.

The securities offered by this prospectus will be sold by the selling shareholders without underwriters and without commissions.  The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place in the over-the-counter market or privately negotiated transactions.

The selling shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling shareholders, the pledge in such loan transaction would have the same rights of sale as the selling shareholders under this prospectus. The selling shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. After our securities are qualified for quotation on the OTC Bulletin Board, the selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this prospectus.

In addition to the above, each of the selling shareholders will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders or any such other person.  We have instructed our selling shareholders that they many not purchase any of our securities while they are selling shares under this registration statement.

Upon this registration statement being declared effective, the selling shareholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this registration statement.

There can be no assurances that the selling shareholders will sell any or all of the securities.  In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All of the foregoing may affect the marketability of our securities. Pursuant to oral promises we made to the selling shareholders, we will pay all the fees and expenses incident to the registration of the securities.

Should any substantial change occur regarding the status or other matters concerning the selling shareholders or us, we will file a post-effective amendment disclosing such matters.

OTC Bulletin Board Considerations

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock.  We have engaged in preliminary discussions with a FINRA Market Maker to file our application on Form 211 with FINRA, but as of the date of this prospectus, no filing has been made.  Based upon our counsel’s prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 – 8 weeks for FINRA to issue a trading symbol.

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market.  NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board.  The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of our issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards.  Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in our files.  FINRA cannot deny an application by a market maker to quote the stock of a company.  The only requirement for inclusion in the bulletin board is that the issuer be current in our reporting requirements with the SEC.

Although we anticipate listing on the OTC Bulletin board will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ.  Investors’ orders may be filled at a price much different than expected when an order is placed.  Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities.  Investors do not have direct access to the bulletin board service.  For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually.  Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone.  In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders.  Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

LEGAL PROCEEDINGS

There are no pending or threatened lawsuits against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The board of directors elects our executive officers annually.  A majority vote of the directors who are in office is required to fill vacancies.  Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Our directors and executive officers are as follows:

Name	Age	Position
Mr. Ng Tze Lung David Gunawan	39	Chairman and Executive Director

Ms. Yau Wai Stella	38	COO and Director

Mr. Lam Yat Hung	29	Sales Director

Mr. Ng Tze Lung David Gunawan has held his current position since he joined us in July 2004.  Since May 1997 he has been a director of Sky Well Group Limited, an electronic products company.  He has a Diploma of Hotel Institute Montreux (Switzerland, 1991) and a Diploma of American Hotel and Motel Association (Switzerland, 1991) (Specialization in Marketing and Sales).

Ms. Yau Wai Stella has held her current position as COO and Director since she joined us in October 2005. Since July 2002, she has been Operation Manager & Director of Sky Well Group Limited, an electronic products company.  She has a Diploma of Hotel Institute Montreux (Switzerland, 1991).

Mr. Lam Yat Hung has held his current position as Sales Director since he joined us in December 2006. From December 2005 to November 2006, he was Project Manager of School Touch (Hong Kong) Limited, a system design & engineering firm.  From January 2005 to November 2005, he was Sales Engineer of Sky Well Group Limited, an  electronic products company.  From January 2004 to January 2005, he was Electronic Engineer of Asia Contact Probes Company, an electronic products company.  He was graduated from Royal Melbourne Institute of Technology in the year of 2003 with a Bachelor of Communication Engineering.

Family Relationships

David Ng and Stella Yau are married.

Legal Proceedings

No officer, director, promoter or significant employee has been involved in the last five years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

•
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group.  To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted.  There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.  The business address of the shareholders is 703, Liven House, 61-63 King Yip Street, Kwun Tong, Hong Kong.

Name	Number of Shares of Common Stock	Percentage
Mr. Ng Tze Lung David Gunawan [1]	27,680,000	69.2%
Ms. Yau Wai Stella [1]	27,680,000	69.2%
All officers and directors as a group [2 persons]	27,680,000	69.2%

[1]  Owned 21,000,000 shares by Mr. Ng and 6,680,000 by Ms. Yau.  Mr. Ng and Ms. Yau are husband and wife.

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Except as set forth above, applicable percentages are based upon 40,000,000  shares of common stock outstanding as of April 15, 2009.

DESCRIPTION OF SECURITIES

The following description as a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws is qualified in our entirety.  The Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 100,000,000 shares of common stock with $0.001 par value per share. As of the date of this registration statement, there were 40,000,000 shares of common stock issued and outstanding held by 44 shareholders of the record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock in series as fixed by the Directors with $0.001 par value per share. As of the date of this Prospectus, there are no preferred shares outstanding.

Preferred stock may be issued in series with preferences and designations as the Board of Directors may from time to time determine. The board may, without shareholders approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of our common shareholders and may assist management in impeding an unfriendly takeover or attempted changes in control. There are no restrictions on our ability to repurchase or reclaim our preferred shares while there is any arrearage in the payment of dividends on our preferred stock.

INTEREST OF NAMED EXPERTS

Our Financial Statements as of March 31, 2008 and 2007, and the results of operations and cash flows for the years ended 2008 and 2007 were audited by ZYCPA Company Limited, (Formerly Zhong Yi [Hong Kong] C.P.A Company Limited) Certified Public Accountants, as experts in accounting and auditing, to the extent and for the periods set forth in our report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement is being passed upon by Williams Law Group, P.A., Tampa, Florida.  Michael T. Williams, principal of Williams Law Group, P.A., owns 570,000 shares of our common stock, of which 100,000 shares are being registered in this offering.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Nevada, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Organization

Home Touch Holding Company is a Nevada corporation formed on January 26, 2009.  As of January 26, 2009, we acquired Home Touch Limited, a Hong Kong Special Administrative Region of China corporation formed as Lexing Group Limited in July 2004 which changed its name to Home Touch Limited in 2005.  Home Touch Limited is our wholly-owned subsidiary.  The transaction was structured as a share exchange in which we exchanged 40,000,000 shares of our common stock for 10,000 shares of Home Touch Limited.  The purpose of this transaction was solely to form a U.S. holding company for our business.

Business

Through Home Touch Limited, we design and sell and install various energy saving + smart home system products and solutions.  Our products and solutions can centrally control home systems in buildings and/or villas which are pre-wired as well as those that aren’t pre-wired by using utilize radio frequency, or European Installation Bus, wireless electronic networking technology to integrate the various devices and appliances found in most homes, hotels and offices.  We design, supply and install the whole building system.  We are a registered electrical contractor in Hong Kong.

Our main target is property developers in Hong Kong and China – about 85% of our business come from them. We also sell to single end users, generally owners of high-end residences, that in general are referred by interior designers. For outside Hong Kong, we license ourselves to one local partner. For instance, Home Touch (Malaysia) Limited and Home Touch (Singapore) Limited. Under our agreement, we authorize them to sell to developers directly.

We design our own products such as Novel, Noble, Royal lighting switch, transceiver, remote controller, telephone controller, IP video door phone and WiFi video door phone, which are produced for us by third party manufactures. We also design our own solutions such as t.HOME, Building Management Software, E-boardcasting software and IP Smart. In addition, we distribute products and software from other brands.  All of the products we sell operate on the same RF wireless frequency /or EIB and easily communicate with each other.

Our products and solutions include, among others:

•	IP video door phone
•	WiFi video door phone
•	WiFi network for the whole building
•	Energy Saving system for home and building
•	Smart home system, include, lighting control, home appliance control, curtain control
•	Security system, including all kinds of detector and alarm products
•
Intelligent Household Management System that allows text message, picture, video message, report, to all residences of a building. It also allows residents to book club house facilities, send messages, and panic alarm to building management office. With the same system, residents may remote site control their residence

•	Windows Vista Media Center Edition solution
•
transceiver - a wireless device used to transmit RF signal to infrared signal to control heating and air conditioning, all home appliances and audio-visual systems such as DVD, TV, Amplifier, Cable TV, and Stereo.

•	remote controller or internet tablet
•
t.HOME 1 - A USB white box that plugs into a computer USB port that allows the user to use Window Media Center to coordinate with the transceiver for control of home systems, appliances and audio-visual media.

•	Smart home system from Visiomatic – a German made product and solution which uses a panel to control all kinds of home devices.
•	IP Smart - A plug in to a Cisco IP phone to control lighting, curtain and all kinds of appliances. This solution is mainly for hotel, service apartment and office.

Since inception, we have sold our systems to developers in 15 projects at prices ranging from $5000 to $10000.

We also offer a one stop solution to a home owner or their interior designer including:

•	Smart home system from Visiomatic – a German made product and solution which uses a panel to control all kinds of home devices.
•	Lighting Switch from Basalte – a Belgium made modern designed touch switch.
•	Video door phone from Elcom
•	Infrastructure from ABB – a European type control system for home and building use.

We have designed a system to work with the Windows Vista Media Center software found on desktop computers with the appropriate version of the Windows Vista program installed.  Components of this wireless system include:

•	Novel, Noble and or Royal lighting switches
•	curtain controller
•
transceiver - a wireless device used to transmit RF signal to infrared signal to control heating and air conditioning, all home appliances and audio-visual systems such as DVD, TV, Amplifier, Cable TV, and Stereo.

•	remote controller or internet tablet

o
The main different between remote control and web tablet is that there is a preset button and icon on remote controller even you don’t have such kind of devices or you have more than one set, web tablet provides the graphic interface to client and allow to add/delete devices even the devices located at different bedrooms. The scene control is provided to client custom-made the sequence control of the lighting, curtain and home appliances.

•
t.HOME 1 - A USB white box that plugs into a computer USB port that allows the user to use Window Media Center to coordinate with the transceiver for control of home systems, appliances and audio-visual media.

•	tHOME software on Media Center Edition platform.

Since inception, we have sold these type of systems to homeowners at prices ranging from $5000 to $10000.

We also sell Visiomatic, a high level/luxury home control system.  The monitoring and control of home automation, security technology, entertainment electronics, communication technology, building technology and infotainment are provided on a single user interface which utilizes clear design and simple terms and symbols to make management of all of the technologies unambiguous.

The base is an intelligent software with a large number of interfaces.  The general system comprises a powerful industrial controller which has been designed for around-the-clock operation 365 days a year.  Functions include:

•	control and visualization of security systems,
•	retrieval of information such as stock exchange news, weather forecasts, world news,
•	regulation of heating and air conditioning,
•	activation of the answer phone,
•	Internet access
•	curtain and window shade control
•	telephone,
•	DVD player
•	video intercom
•	e-mail
•	home cinema
•	traffic reports, world time and many other options.
•	Remote control operation via a call centre

Since inception, we have sold these type of systems to homeowners at prices ranging from $50000 to $300000.

Our systems can also be adapted for the elderly and disabled. This field uses much of the same technology and equipment as home automation for security, entertainment, and energy conservation but tailors it towards the elderly and disabled through emergency assistance systems and tools, reminder systems, and medication dispensing.  For example, we offer a product called softphone, which allows disabled individuals to use their head to control the above features plus use the telephone and surf the internet.

Since inception, we have sold these type of systems to homeowners at prices ranging from $5000 to $10000.

Our smart home products also have commercial applications such as:

•
Hotel:  Finger tip display that allows user and hotel staff to switch on mailbox, close roller shutters, lighting on, and favorite music is played in every room with a director’s personal welcome on the display.

•	Office: For presentations and conferences, coordinates technologies such as:

o	DVD
o	Digital video
o	Power Point presentations
o	Beamer/ projector
o	Plasma monitor
o	Multi room and surround systems
o	Videoconference system

Since inception, we have sold these type of commercial systems at prices ranging from $5000 to $10000.

For example, we developed and sell a product that can plug in to a Cisco IP phone to control lighting, curtain and all kinds of appliances. This solution is mainly for hotel, service apartment and office.  Prices for this product range form $5000 to $10000.

In our fiscal year ended March 31, 2008, the following customer accounted for the following amounts and percentages of our total revenues:

Name of Customer	Amount of Revenues	Percentage of Total Revenues
Shiman Design Company	$42,308	16%
Megastrength Henderson Security Services Limited	$38,034	15%
Crown Focus Construction Limited	$30,564	12%
Mass Concept Limited	$29,897	11%

In our nine months ended December 31, 2008, the following customer accounted for the following amounts and percentages of our total revenues:

Name of Customer	Amount of Revenues	Percentage of Total Revenues
Grand Tech Construction Co., Ltd	$427,398	49%
Home Touch Services Company Limited	$144,090	17%
Shenzhen Bochuang Hi-tech Co., Ltd	$127,193	15%

We have no agreements with these customers, who purchase from us on purchase orders only.

Suppliers

For the year ended March 31, 2008, three vendors accounted for 10% or more of our purchases as follows:

	Year ended March 31, 2008
	Purchases	Percentage of purchases	Accounts payable

Shenzhen Bochuang Hi-tech Company Co., Ltd	$73,158	47%	$-
MAG Living (Shenzhen) Co. Ltd.	64,199	41%	-
ABB (Hong Kong) Limited	18,259	12%	15,675

Total:	$155,616	100%	$15,675

For the nine months ended December 31, 2008, two vendors represented more than 10% of our purchases and accounts payable, respectively as follows:

	Nine months ended December 31, 2008
	Purchases	Percentage of purchases	Accounts payable

ABB (Hong Kong) Limited	$29,913	73%	$1,347

Shenzhen Bochuang Hi-tech Co., Ltd	4,164	10%	-

Total:	$34,077	83%	$1,347

We have distribution agreements with:

•	ABB for their i-busE IB/KNX system in Hong Kong, Basalt BVBE for their Tacto, Mona and Sentido KNX products in Hong Kong, Macau and Mainland China.
•	Elcom for their door phone products in China.
•	Visiomatic for their Visomatic System in the greater China area.

We have agreements with our suppliers and do not anticipate any difficulty in locating back up suppliers, such as MAG Living for Shenzhen Bochuang.
Markets and Marketing

We currently sell our products in Hong Kong, Mainland China, Macau, Taiwan ROC, U.A.E., Malaysia and Singapore.

We market through in cooperation with various partners.

Microsoft Hong Kong Limited

We have cooperated with Microsoft in the Windows Vista launch. We believe we are the only Independent Software Vendor partner that was invited to be their digital home solution provider throughout over the world. We and Microsoft agreed to promote new concept of “ehome.”  We do not have a written agreement with Microsoft we have a join case study leaflet.

ABB (Hong Kong) Limited

We have a written distribution cooperation agreement with ABB. ABB’s distribution channel gives us access to various new hotel projects. We intend move into China market in cooperation with ABB. There are 3 tenders we have bid together.

Nokia Hong Kong Limited

Do we actually have an agreement with Nokia for their Nokia N810 product or are we just promoting it ourselves. We do not have agreement with Nokia but are working with them on a joint leaflet for a joint promotion.

China Light Group:

We have agreed to cooperate with China Light Group in marketing the concept of “All Electric Home + Intelligent Home” in Hong Kong. We have successfully won 4 projects totaling 68 houses.  We do not have a written agreement with CLP Group but we have a joint case study leaflet.

Megastrength Security Service Co. Ltd.

As a subsidiary of Henderson Land Group, one of the big four property developers in Hong Kong, they are the supply arm of the group. Home Touch has signed an exclusive cooperation agreement with them to promote Home Touch products and solution into Henderson Land Group.

Cisco Systems (HK) Limited

We have successfully integrated Home Touch t.HOME 1’s platform into Cisco’s internet protocol phone infrastructure. We have successfully co-operate to launch a new generation of IP phone + intelligent home system into the office/hotel market together – IP Smart.  We do not have a written agreement with Cisco but we have a joint case study leaflet.

EBS

We have a license with EBS in Malaysia to use Home Touch’s name to secure business in the region. We will utilize a joint promotion and approach acting as developers together.

T&J

We have license T&J in Singapore to use Home Touch’s name to secure business in the region. We will utilize a joint promotion and approach acting as developers together.

eHome

We have license ehome in UAE to use Home Touch’s name to secure business in the region. We will utilize a joint promotion and approach acting as developers together.

Our products are primarily sold through the efforts of our officers, directors and employees.

Warranties

We include 12 months warranty service on everything we sell as a pass through from manufacturers.

Insurance

We have no products liability or other insurance.

Intellectual Property

We have the following patents:

NAME	GRANTED BY	DATE	NUMBER
USB Wireless Controller	Hong Kong	December 29, 2006	HK1090804

Intelligent House-Hold Management System	Hong Kong	March 16, 2007	HK1093867

A Visible Doorbell Device	Hong Kong	August 1, 2008	HK1111306

Advance computer usage/Audio-Visual/Gaming - Entertainment Automation	Hong Kong	July 7, 2008	HK1116992

A Visible Doorbell System	Hong Kong	August 1, 2008	HK1111307

Our company name/logo were trademarked in Hong Kong on December 6, 2005, No. 300432422

Environmental Issues

Many of our products are subject to various laws governing chemical substances in products, including laws regulating the manufacture and distribution of chemical substances and laws restricting the presence of certain substances in electronics products. Due to restrictions in China effective March 2007 which makes producers of electrical goods responsible for collection, recycling, treatment and disposal of recovered products, we could face significant costs and liabilities in complying with these and new laws and regulations or enforcement policies.

Competition and Market Position

The smart home systems products industry is characterized by intense competition based primarily on product availability, price, speed of delivery, ability to tailor specific solutions to customer needs, quality, and depth of product lines. Our competition is fragmented across our products, and, accordingly, we do not compete with any one company across all product and solutions lines. We compete with a variety of entities, some of which have greater financial resources. Our ability to remain competitive in this industry depends in part on our ability to successfully identify new product opportunities, develop and introduce new products and enhancements on a timely and cost effective basis, as well as our ability to successfully identify and enter into strategic alliances with entities doing business within the industries we serve. There can be no assurance that our product offerings will be, and/or remain, competitive or that strategic alliances, if any, will achieve the type, extent, and amount of success or business that we expect them to achieve. The sales of our products and technology may not occur or grow in the manner we expect, and thus we may not generate as much revenue as anticipated from such products.

Competition within the smart home system products industry varies by region and by specific product offerings. We compete with large scale, well capitalized public companies and smaller scale private companies that sell home health products and home medical equipment. We are a small competitor in the industry.  Many of our competitors have substantially greater financial, marketing, personnel and other resources than we do.

The major competitors in China are:

•	Guangzhou Anjubao Sci-tech Co. Ltd
•	Shanghai Super Smart Electronics Co. Ltd
•	TianJin Ruilang Smarthome Co. Ltd
•	GKB Group
•	Bright Technologies Co. Ltd

•	RainRead (China) Intelligence Co., Ltd
•	BoChuang Corporation Group
•	Xiamen Genway Security Technology Development Co., Ltd.
•	Aurine Group Co. Ltd
•	Haier Home Group

We believe we are of comparable size to most of these competitors.

In Hong Kong there are fewer competitors. Most of the competitors are system integrators meaning they do not have their own brand’s products, they just try to put everything together and offer to end customers. In addition, they do not have their own patent technology, solution and so do development team.

•
Intexact - Intexact is a small company specializes in personalized solutions for Intelligent Homes. It mainly focuses in high end intelligent home solution. Many of their job references are from single apartment.

•	Cypress Asia Group – Cypress focuses on larger projects. It has its own architecture, consultant and design company.
•
Nixon Technology – A traditional security systems provider. With many years security alarm installation experience, it claims to provide total solutions of intelligent building systems. It is the official distributor of Samsung home automation system.

Cypress and Interact are middle size companies that are significantly larger than us.

We compete with other smart home system products companies based upon:

•	Research and Development

o	We are an experienced R&D team of 5 people. All our patented solutions and software development is done in house.

•	Brand awareness

o
We are the only smart home system solution provider which spending our effort on brand building. For instance, one of our project Soho 38, we build our brand in the same platform with Microsoft, Cisco and Hewlett Packard.

•	Cost advantage + flexibility

o
We have both our own development solution and distribution of well known brands like Visiomatic, Elcom, Basalte and ABB. In this case, we believe we offer a cost advantage by providing the tailor-made and flexibility solution and products to customers.

Research and Development

We have not incurred research and development expenses during the last two fiscal years.

Employees

We have the following full time employees:

•	Clerical – One
•	Operations – One
•	Administrative – One
•	Management – One
•	Sales – Three
•	Technical – Three
•	Automation System – Three
•	Marketing - One

We have no part time employees.  We have no collective bargaining agreement with our employees.  We consider our relationship with our employees to be excellent.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes, and other financial information included in this Form S-1.

Our Management’s Discussion and Analysis contains not only statements that are historical facts, but also statements that are forward-looking (within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934).  The Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer.  Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

Forward-looking statements are, by their very nature, uncertain and risky.  These risks and uncertainties include international, national, and local general economic and market conditions; our ability to sustain, manage, or forecast growth; our ability to successfully make and integrate acquisitions; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; change in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; the risk of foreign currency exchange rate; and other risks that might be detailed from time to time in our filing with the Securities and Exchange Commission.

Although the forward-looking statements in this Registration Statement reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them.  Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.  You are urged to carefully review and consider the various disclosures made by us in this report and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

Overview

Generally, we operate in the “home integration” market, also called “smart home” or “intelligent home”, although our products, solutions and services apply to commercial, hotels and industrial buildings as well.  This market is also sometimes referred to as “home automation”.

As a registered electrical contractor in Hong Kong, we are principally engaged in the provision of a variety of smart home system products and solutions, which enable to centrally control home systems with wireless or non-wireless features by means of radio frequency (RF) or European Installation Bus (EIB), wireless electronic networking technology to integrate the various devices and appliances commonly found in buildings, homes, hotels and offices.

We sell various smart home system products and solutions that can centrally control various systems and functions in a multitude of residential and commercial buildings that are either pre-wired as well as those that are not.  By using current technology available in the marketplace today, both our own and through third parties, we are equipped to design, supply, install and fully integrate an entire building system.

We have designed our own proprietary products such as Novel, Noble, and Royal Lighting Switch, which are produced for us by third party manufactures. We also design our own solutions such as t.HOME Building Management Software, E-broadcasting software and IP Smart.  In addition, we distribute products and software from other brands.  All of the products we sell operate on the same RF wireless frequency /or EIB and easily communicate with each other.

Through Home Touch Limited, we design and sell and install various energy saving + smart home system products and solutions.  Our products and solutions can centrally control home systems in buildings and/or villas which are pre-wired as well as those that aren’t pre-wired by using utilize radio frequency, or European Installation Bus, wireless electronic networking technology to integrate the various devices and appliances found in most homes, hotels and offices.  We design, supply and install the whole building system.  We are a registered electrical contractor in Hong Kong.

Our main target is property developers in Hong Kong and China – about 85% of our business come from them. We also sell to single end users, generally owners of high-end residences, that in general are referred by interior designers. For outside Hong Kong, we license ourselves to one local partner. For instance, Home Touch (Malaysia) Limited and Home Touch (Singapore) Limited. Under our agreement, we authorize them to sell to developers directly.

We design our own products such as Novel, Noble, Royal lighting switch, transceiver, remote controller, telephone controller, IP video door phone and WiFi video door phone, which are produced for us by third party manufactures. We also design our own solutions such as t.HOME, Building Management Software, E-boardcasting software and IP Smart. In addition, we distribute products and software from other brands.  All of the products we sell operate on the same RF wireless frequency /or EIB and easily communicate with each other.

Our products and solutions include, among others:

•	IP video door phone
•	WiFi video door phone
•	WiFi network for the whole building
•	Energy Saving system for home and building
•	Smart home system, include, lighting control, home appliance control, curtain control
•	Security system, including all kinds of detector and alarm products
•
Intelligent Household Management System that allows text message, picture, video message, report, to all residences of a building. It also allows residents to book club house facilities, send messages, and panic alarm to building management office. With the same system, residents may remote site control their residence

•	Windows Vista Media Center Edition solution
•
transceiver - a wireless device used to transmit RF signal to infrared signal to control heating and air conditioning, all home appliances and audio-visual systems such as DVD, TV, Amplifier, Cable TV, and Stereo.

•	remote controller or internet tablet
•
t.HOME 1 - A USB white box that plugs into a computer USB port that allows the user to use Window Media Center to coordinate with the transceiver for control of home systems, appliances and audio-visual media.

•	Smart home system from Visiomatic – a German made product and solution which uses a panel to control all kinds of home devices.
•	IP Smart - A plug in to a Cisco IP phone to control lighting, curtain and all kinds of appliances. This solution is mainly for hotel, service apartment and office.

Summary of Significant Accounting Policies

Nature of business. Home Touch Limited (the “Company” or “we”) was incorporated as a limited liability company in the Hong Kong Special Administrative Region of China on July 23, 2004.  Home Touch Limited is principally engaged in the provision of a variety of smart home system products and solutions.

Use of Estimates.
In preparing these financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheets and revenues and expenses during the years reported. Actual results may differ from these estimates.

Cash and Cash Equivalents. Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

Allowance for Doubtful Accounts. An allowance for doubtful accounts is established and determined based on managements’ assessment of known requirements, aging of receivables, payment history, the customer’s current credit worthiness and the economic environment.

Inventories.  Inventories are stated at the lower of first-in, first-out (FIFO) cost or market value, which are primarily comprised of home hardware devices and appliances necessary for the development of the home system solutions or re-sale to the customers. The Company periodically reviews historical sales activity to determine excess, slow moving items and potentially obsolete items and also evaluates the impact of any anticipated changes in future demand. The Company provides inventory allowances based on excess and obsolete inventories determined principally by customer demand. As of December 31, 2008, the Company did not record an allowance for obsolete inventories, nor have there been any write-offs.

Plant and Equipment. Plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational:

Depreciable life

Leasehold improvements	Shorter of 3 years or term of lease
Furniture, fixtures and office equipment	5 years

Expenditure for maintenance and repairs is expensed as incurred. The gain or loss on the disposal of plant and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the statement of operations.

Impairment of Long-Lived Assets. Long-lived assets primarily include plant and equipment. In accordance with the Statement of Financial Accounting Standard ("SFAS") No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable.  If the total of the expected undiscounted future net cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying amount of the asset. There has been no impairment as of December 31, 2008.

Related Parties.  Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

Income taxes. The Company accounts for income tax using SFAS No. 109 “Accounting for Income Taxes”, which requires the asset and liability approach for financial accounting and reporting for income taxes. Under this approach, deferred income taxes are provided for the estimated future tax effects attributable to temporary differences between financial statement carrying amounts of assets and liabilities and their respective tax bases, and for the expected future tax benefits from loss carry-forwards and provisions, if any. Deferred tax assets and liabilities are measured using the enacted tax rates expected in the years of recovery or reversal and the effect from a change in tax rates is recognized in the statement of operations and comprehensive (loss) income in the period of enactment. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of the deferred tax assets will not be realized.

The Company also adopts Financial Accounting Standards Board ("FASB") Interpretation No. (FIN) 48, "Accounting for Uncertainty in Income Taxes" and FSP FIN 48-1, which amended certain provisions of FIN 48. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.”FIN 48 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. This interpretation also provides guidance on measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

In connection with the adoption of FIN 48, the Company analyzed the filing positions in all of the federal, state and foreign jurisdictions where the Company and its subsidiaries are required to file income tax returns, as well as all open tax years in these jurisdictions. The Company adopted the policy of recognizing interest and penalties, if any, related to unrecognized tax positions as income tax expense. The Company did not have any unrecognized tax positions or benefits and there was no effect on the financial condition or results of operations for the nine months ended December 31, 2008 and 2007, or the years ended March 31, 2008 and March 31, 2007, respectively.

The Company conducts major businesses in Hong Kong and is subject to tax in its own jurisdiction. As a result of its business activities, the Company files separate tax returns that are subject to examination by the local tax authorities.

Basic and diluted net loss per share.  The Company calculates net income (loss) per share in accordance with SFAS No. 128, “Earnings per Share.”  Basic income (loss) per share is computed by dividing the net income (loss) by the weighted-average number of common shares outstanding during the period. Diluted income (loss) per share is computed similar to basic income (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common stock equivalents had been issued and if the additional common shares were dilutive.

Foreign currencies translation.  Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the statement of operations.

The reporting currency of the Company is the United States dollar ("US$"). The Company maintains its books and records in its local currency, the Hong Kong dollars ("HK$"), which is functional currency as being the primary currency of the economic environment in which the entity operates.  In general, the assets and liabilities of the Company whose functional currency is not US$ are translated into US$, in accordance with SFAS No 52. “Foreign Currency Translation”, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements are recorded as a separate component of accumulated other comprehensive income within the statement of stockholders’ equity.

Translation of amounts from the local currency of the Company into US$ has been made at exchange rate of US$1:HK$7.8 for the nine months ended December 31, 2008 and 2007, and the years ended March 31, 2008 and March 31, 2007, respectively.

Recently issued accounting pronouncements. The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

Revenue Recognition.

Sale of products

The Company recognizes product revenue from customers at the time of transfer of title and risk of loss which is generally at the time of shipment, provided that persuasive evidence of an arrangement exists, delivery has occured, the sales price is fixed or determinable and collectability of sales proceeds is reasonably assured, in accordance with the SEC’s Staff Accounting Bulletin No. 104, “Revenue Recognition”.

Project revenue

Under the intelligent home system solutions arrangement, the Company is obligated to deliver to its customers multiple products and/or services (“multiple elements”). In these arrangements, the Company delivers the first element consisting of device and hardware which is accounted for as product. The second element consists of the provision of design, customized implementation system and technical supports which is accounted for as a long term contract in accordance with Statement of Position 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts”, ("SOP 81-1"), on a units of delivery method of measurement.

The Company has also adopted the provisions of Emerging Issues Task Force 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables”, ("EITF 00-21") which governs how to determine whether separate units of accounting exist in a revenue arrangement with multiple deliverables and, if so, how the arrangement consideration should be allocated among separate units of accounting. When elements such as products and services are contained in a single arrangement, or in related arrangements with the same customer, the Company allocates revenue to each element based on its relative fair value, provided that such element meets the criteria for treatment as a separate unit of accounting. The price charged when the element is sold separately generally determines fair value.

Service revenue

Service revenue is primarily derived from the provision of consulting and technical support services on home systems solutions that are not an element of an arrangement for the sale of products. These services are generally billed on a time-cost plus basis. Revenue is recognized when service is rendered and accepted by the customers.

Our Fiscal year

We operate on a fiscal year ending on the last day of March. For convenience, we refer to the fiscal years ended in March 31, 2008, March 31, 2007 as 2008 and 2007 respectively.

Results of Operations

Comparison of the year ended March 31, 2008 to the year ended March 31, 2007

Revenues for the year ended March 31, 2008 amounted to $259,822 representing an increase of $36,481 as compared to sales of $223,341 for 2007.  In the fiscal year ended March 31, 2008, about 85% of our revenue was generated from sales to property developers.  The year-over-year increase in sales was due to the increase of contract installations.

Cost of revenue for 2008 was $145,578, an increase of $23,440, as compared to $122,138 in 2007. Gross margin rate was 43.97% in 2008, compared to the gross margin rate of 45.31% in 2007, a difference that management feels is immaterial.  Cost of revenue consists primarily of material costs, direct labor and sub-contracting fees.  Management feels that at these levels of revenue, our cost of sales will continue to be in this range.  Gross profit for 2008 totaled $114,244, an increase of $13,041, as compared to gross profit of $101,203 for 2007.

Our operating expenses increased $90,634, to $338,972 for 2008, as compared to operating expenses of $248,338 for 2007. Our operating expenses for 2008 included $330,866 in selling, general and administrative costs, an $84,955 increase over selling, general and administrative expense of $245,911 for 2007; and depreciation and amortization expense of $8,106 which was an increase of $5,679 over depreciation and amortization expense of $2,427 for 2007.  Other income and losses included an increase in interest expense of $4,662, to $4,663 for 2008, as compared to interest expense of $1 for 2007; interest income of $430 for 2008, which was an increase of $215 over interest income in 2007 and other income, consisting primarily of currency translation gains, of $6,348 for 2008, which was an increase of $4,830 over other income in 2007, which was $1,518.

Net loss for the year ended March 31, 2008 was ($222,613), or ($0.00) per share as compared to ($145,403), or ($0.00) per share for 2007. Our net loss expanded by (77,210), due primarily to the small decrease in gross profit and the increase in operating expenses.

Comparison of the nine months ended December 31, 2008 as compared to the nine months ended December 31, 2007

Our total operating revenue for the nine months ended December 31, 2008 was $859,396, an increase of $694,286, as compared to  revenues of $165,110 for the nine months ended December 31, 2007.  The increase in revenues was due to more project revenue and servicing revenues of existing installations.

Our total cost of revenues for the nine months ended December 31, 2008 was $478,429, an increase of  $402,284 as compared to $76,145 for the  nine months ended December 31, 2007. Gross margin rate was 44.33% in the nine months ended in December 31, 2008, compared to the gross margin rate of 53.88% during the same period in 2007. Cost of revenue consists primarily of material costs, direct labor and sub-contracting fees.  Management feels that at these levels of revenue, the Company’s cost of sales will continue to be in this range.  Gross profit for the nine months ended December 31, 2008 totaled $380,967, an increase of $292,002, as compared to gross profit of $88,965 for the same period of 2007.

Our operating expenses increased $66,320, to $304,421 for the nine months ended December 31, 2008, as compared to operating expenses of $238,101 for the same period in 2007. Our operating expenses for the nine months ended December 31, 2008 included $301,608 in selling, general and administrative costs, a $69,560 increase over selling, general and administrative expense of $232,048 for the nine months ended December 31, 2007; and depreciation and amortization expense of $2,813 which was a decrease of $3,240 over depreciation and amortization expense of $6,053 for the nine months ended December 31, 2007. The increase in operating expenses was primarily due to the hiring of more sales and project staff, expansion and improvement of our showroom, investment in new hardware and software solutions, and increased travel expense.

Other income and losses included an increase in interest expense of $1,932, to $4,673 for the nine months ended December 31, 2008, as compared to interest expense of $2,741 for the same period in 2007; interest income of $7 for the nine months ended December 31, 2008, a decrease of $333 over interest income for the same period in 2007, which was $340; and $0 other income for the nine months ended December 31, 2008, as compared to other income of $3,692 for the same period in 2007, which consisted of currency translation gains.

Net income for the nine months ended December 31, 2008 was $71,880, or $ 0.00 per share, as compared to a net loss of ($147,845), or ($0.00) per share for the comparable period in 2007.

Liquidity and Capital Resources

We had total assets of $299,516 as of December 31, 2008, which consisted of total current assets of $271,351, which itself included cash of $92,890, accounts receivable of $89,364, inventory of $61,584, and deposits of other current assets of $18,840. Other assets included net plant and equipment of $28,165.

We had total liabilities of $146, 802 as of December 31, 2008, which consisted of total current liabilities of  $146,802, which  included $1,347 of accounts payable,  $23,836 of the current portion of our long-term bank loans and $52,956 of customer deposit to related parties.  Other accrued current liabilities and payables, which  primarily include accrued expenses of $68,663.  .

We had an accumulated deficit of $414,357, as of December 31, 2008.

We had net cash provided by operating activities of $95,591 for the nine months ended December 31, 2008, which consisted of net income of $71,880, depreciation of $2,813, changes in trade accounts receivable of ($81,451), changes in related party accounts receivable of ($8,673), inventory of $80,169, deposits and other current assets of ($712), and accounts payable and accrued liabilities of ($15,871).

We had net cash used in investing activities of ($21,546) for the nine months ended December 31, 2008, which consisted of purchase of property and equipment of ($21,546).

We had ($89,155)  in net cash used in financing activities for the nine months ended December 31, 2008, which consisted of advances from related parties of $54,625, proceeds from a note payable of $153,846, payment on a note payable of ($269,231), and payment of long-term bank loans of ($28,396).

Historically our cash has been provided by collection of sales revenues, bank loans,       short and long-term notes as well as capital from related parties, primarily certain shareholders. As we expand, we may need to make sizeable cash commitments to secure inventory, and the impact of this potential trend on our business is uncertain. We plan to continue to fund our operations from our stockholders and the anticipated addition of new banking facilities, such as Government Guarantee Loans and/or Hong Kong Government SME funding.  In addition, we plan to increase the initial deposit percentage from our clients upon the undertaking of new projects.

We also anticipate that continued growth of our company will require a substantial increase in capital needs. Except as set forth above, we do not have and we have not identified any source for additional financing.  There can be no assurance that we will be able to secure financing for this growth.

Long-term bank loans consist of the following:

	December 31, 2008	March 31, 2008
Bank loans, payable to financial institutions in Hong Kong:

Equivalent to HK$300,000 with interest rate at 6.84% per annum payable monthly, repayable by April 24, 2009, guaranteed by one director of the Company	$6,410	$20,833

Equivalent to HK$300,000 with interest rate at 7.8% per annum payable monthly, repayable by October 4, 2009, guaranteed by the directors of the Company	17,426	31,399

Total	23,836	52,232

Less: current portion of bank loans	(23,836)	(38,222)

Bank loans, net of current portion	$-	$14,010

The minimum future payments of the aggregate bank loans are $23,836 in the next 12 months.

As of December 31, 2008, the Company had an accumulated deficit of $414,357 since its inception and an accumulated stockholders’ equity of $152,714.  Management has taken action to ensure that Home Touch Holding Company will continue as a going concern through December 31, 2009.  The actions involve certain cost saving, growth strategies and capital raising initiatives, including more aggressive sales and marketing, funding from our stockholders, and new credit facilities.

As a result of the foregoing, our auditor has expressed substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.  Our poor financial condition could inhibit our ability to continue in business or achieve our business plan.

Commitments and Contingencies

Operating lease commitments

The Company was committed under non-cancelable operating leases with fixed monthly rentals, due through October 26, 2011. Total rent expenses for the nine months ended December 31, 2008 and 2007was $14,242 and $14,982, respectively.

Future minimum rental payments due under non-cancelable operating leases are as follows:

Year ending December 31,
2009	$53,846
2010	53,846
2011	41,977

Total:	$149,669

Reserve for product warranties

The Company has not experienced any material returns where it was under obligation to honor this standard warranty provision. As such, no reserve for product warranties has been provided in the statement of operations for the nine months ended December 31, 2008 and 2007.

Revolving lines of credit

The Company has outstanding revolving bank line of credit of $19,230 (equivalent to HK$150,000). Advances under the lines of credit are unsecured and bear interest at a rate of 3% per annum over Hong Kong Best Lending Rate, payable monthly. The revolving bank line of credit is reviewed on a regular basis, subject to cancellation at the discretion of the bank and requires a minimum monthly fee of $13 (equivalent to HK$100). There were no borrowings under the revolving bank line of credit as of December 31, 2008.

DESCRIPTION OF PROPERTY

We currently rent the following property:

•	Address: Rooms 703, 705 and 706, Liven House, 61-63 King Yip Street, Kwun Tong, Hong Kong
•	Number of Square Feet: 4,450
•	Name of Landlord: Smartway Investment Development Limited
•	Term of Lease: October 27, 2008 to October 26, 2011
•	Monthly Rental: $4,487
•	Adequate for current needs: Yes

We are committed under non-cancelable operating leases with fixed monthly rentals, due through October 26, 2011. Total rent expenses for the nine months ended December 31, 2008 and 2007was $14,242 and $14,982, respectively.

Future minimum rental payments due under non-cancelable operating leases are as follows:

Year ending December 31,
2009	$53,846
2010	53,846
2011	41,977

Total:	$149,669

We do not intend to renovate, improve, or develop properties.  We are not subject to competitive conditions for property and currently have no property to insure.  We have no policy with respect to investments in real estate or interests in real estate and no policy with respect to investments in real estate mortgages.  Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

For the nine months ended December 31, 2008, we sold our products at current market value of $13,682 to Home Touch Services Company Limited, a related company, which is controlled by Mr. Ng Tze Lung David Gunawan and Ms. Yau Wai Stella, the directors of the Company, in a normal course of business.

For the nine months ended December 31, 2008, we provided intelligent home system solutions of $130,407 to Home Touch Services Company Limited, a related company, which is controlled by Mr. Ng Tze Lung David Gunawan and Ms. Yau Wai Stella, the directors of the Company, at its current market value in a normal course of business, with $8,673 of accounts receivable at period-end.

For the nine months ended December 31, 2008, we purchased a 1.6M Vario Free Stand Visitor Panel Tower at their current market value of $17,397 from Penflow Technology (Asia) Ltd, a related company, which is controlled by Mr. Ng Tze Lung David Gunawan and Ms. Yau Wai Stella, the directors of the Company, in a normal course of business.

We believe that all related party transactions were on terms at least as favorable as we would have secured in arm’s-length transactions with third parties.  Except as set forth above, we have not entered into any material transactions with any director, executive officer, and promoter, beneficial owner of five percent or more of our common stock, or family members of such persons.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained.  A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resales.  Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops.  We have no plans, proposals, arrangements, or understandings with any person with regard to the development of a trading market in any of our securities.

Options, Warrants, Convertible Securities

There are no options, warrants or convertible securities outstanding.

Penny Stock Considerations

Our shares will be "penny stocks" as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00.  Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.  Generally, an individual with a net worth in excess of $1,000,000, or annual income exceeding $100,000 individually or $300,000 together with his or her spouse, is considered an accredited investor.  In addition, under the penny stock regulations the broker-dealer is required to:

•      Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commissions relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;
•      Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;
•      Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks; and
•      Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market.  These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded.  In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities.  Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Qualification for Quotation

To have our shares of common stock on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock.  We have engaged in preliminary discussions with a FINRA Market Maker to file our application on Form 211 with FINRA, but as of the date of this prospectus, no filing has been made.  Based upon our counsel’s prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 – 8 weeks for FINRA to issue a trading symbol.

Sales of our common stock under Rule 144.

There are 12,328,000 shares of our common stock held by non- affiliates and 27,680,000 shares held by affiliates Rule 144 of the Securities Act of 1933 defines as restricted securities. 1,579,000 shares of our Common stock are held by non-affiliates are currently eligible for resale or are being registered in this offering, however affiliates will still be subject to the resale restrictions of Rule 144.  In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price.  The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Holders

As of the date of this registration statement, we had approximately 44 shareholders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future.  We plan to retain any future earnings for use in our business.  Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Reports to Shareholders

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports, proxy statements, and other information with the Securities and Exchange Commission through March 31, 2010, assuming this registration statement is declared effective before that date. Thereafter, we will continue as a voluntary reporting company and will not be subject to the proxy statement or other information requirements of the 1934 Act. We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million on March 31, 2010. However, at or prior to December 31, 2008, we intend voluntarily to file a registration statement on Form 8-A. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity. If we do not file a registration statement on Form 8-A at or prior to March 31, 2010, our securities can no longer be quoted on the OTC Bulletin Board. We currently intend to voluntarily send an annual report to shareholders containing audited financial statements.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1.  For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F St., N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our Principal Executive Officer, our two most highly compensated executive officers other than our CEO who occupied such position at the end of our latest fiscal year and up to two additional executive officers who would have been included in the table below except for the fact that they were not executive officers at the end of our latest fiscal year, by us, or by any third party where the purpose of a transaction was to furnish compensation, for all services rendered in all capacities to us or our subsidiary for the latest fiscal years ended March 31, 2008 and 2007.

Name	Title	Year	Salary	Bonus	Stock awards	Option awards	Non equity Incen- tive plan com- pen- sation	Non qualified deferred compensa- tion	All other Compensa- tion	Total
Mr. Ng Tze Lung David Gunawan	Executive Director	2008	$38,462	0	0	0	0	0	0	$38,462
Ms. Yau Wai Stella	COO	2008	0	0	0	0	0	0	0	0
Mr. Lam Yat Hung	Sales Director	2008	$27,356	$2,051	0	0	0	0	0	$29,407
Mr. Ng Tze Lung David Gunawan	Executive Director	2007	$38,462	0	0	0	0	0	0	$38,462
Ms. Yau Wai Stella	COO	2007	0	0	0	0	0	0	0	0
Mr. Lam Yat Hung	Sales Director	2007	$8,027	$1,948	0	0	0	0	0	$9,957

Summary Equity Awards Table

The following table sets forth certain information for our executive officers concerning unexercised options, stock that has not vested, and equity incentive plan awards as of March 31 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END MARCH 31, 2008

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Mr. Ng Tze Lung David Gunawan	0	0	0	0	0	0	0	0	0
Ms. Yau Wai Stella	0	0	0	0	0	0	0	0	0
Mr. Lam Yat Hung	0	0	0	0	0	0	0	0	0

Narrative disclosure to summary compensation and option tables

Set forth below are the material terms of each named executive officer's employment agreement or arrangement, whether written or unwritten:

We have entered into employment arrangements only with Mr. Lam, as follows:

Commencement:  December 1, 2006
Termination:  One month written notice or payment in lieu will be required to terminate the appointment by the Company.  He can quit with 30 day notice.
Compensation:  $2,307.69 per month and Commission of 3% of the Sales Turnover

We participate in a defined contribution pension scheme under the Mandatory Provident Fund Schemes Ordinance (“MPF Scheme”) for all of our eligible employees in Hong Kong.

The MPF Scheme is available to all employees aged 18 to 64 with at least 60 days of service in the employment in Hong Kong. Contributions are made by us at 5% of the participants’ relevant income with a ceiling of HK$20,000. The participants are entitled to 100% of the Company’s contributions together with accrued returns irrespective of their length of service with us, but the benefits are required by law to be preserved until the retirement age of 65. The total contributions made for MPF Scheme were $8,214 and $5,683 for the years ended March 31, 2008 and 2007, respectively.

At no time during the last fiscal year with respect to any person listed in the Table above was there:

•
any outstanding option or other equity-based award repriced or otherwise materially modified (such as by extension of exercise periods, the change of vesting or forfeiture conditions, the change or elimination of applicable performance criteria, or the change of the bases upon which returns are determined;

•	any waiver or modification of any specified performance target, goal or condition to payout with respect to any amount included in non-stock incentive plan compensation or payouts;
•	any option or equity grant;
•	any non-equity incentive plan award made to a named executive officer;
•	any nonqualified deferred compensation plans including nonqualified defined contribution plans; or
•	any payment for any item to be included under All Other Compensation in the Summary Compensation Table.

Board of Directors

Director Compensation

Name	Year ended March 31, 2008	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Mr. Ng Tze Lung David Gunawan and Ms. Yau Wai Stella	0	0	0	0	0	0	0	0

Narrative to Director Compensation Table

We have no compensation arrangements (such as fees for retainer, committee service, service as chairman of the board or a committee, and meeting attendance) with directors. No separate compensation was paid to Mr. Ng as director and all compensation paid to Mr. Ng is included in the executive compensation table above.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

Exhibit number	Description
Item 1-1	Audited consolidated financial statements for the years ended March 31, 2008 and 2007
Item 1-2	Condensed consolidated financial statements for the nine months ended December 31, 2008 and 2007

EXHIBIT [1-1]

FINANCIAL STATEMENTS

HOME TOUCH HOLDING COMPANY Consolidated Financial Statements For The Years Ended March 31, 2008 and 2007 (With Report of Independent Registered Public Accounting Firm Thereon)

ZYCPA COMPANY LIMITED

Certified Public Accountants

HOME TOUCH HOLDING COMPANY

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
Home Touch Holding Company

We have audited the accompanying consolidated balance sheets of Home Touch Holding Company and its subsidiary (“the Company”) as of March 31, 2008 and 2007, and the related consolidated statements of operations, cash flows and stockholders’ deficit for the years ended March 31, 2008 and 2007. The consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2008 and 2007, and the results of operations and cash flows for the years then ended and in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred substantial losses and has a capital deficit, all of which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ ZYCPA Company Limited

ZYCPA Company Limited
(Formerly Zhong Yi (Hong Kong) C.P.A. Company Limited)
Certified Public Accountants

Hong Kong, China
April 9, 2009

HOME TOUCH HOLDING COMPANY
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)

	As of March 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$108,000	$22,546
Restricted cash	47,436	-
Accounts receivable, trade	7,913	18,094
Inventories	141,753	36,574
Deposits and other current assets	18,128	18,509

Total current assets	323,230	95,723

Non-current assets:
Plant and equipment, net	9,432	16,276

TOTAL ASSETS	$332,662	$111,999

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$15,675	$-
Current portion of long-term bank loans	38,222	-
Amount due to related parties	382,702	291,640
Accrued liabilities and other payables	123,162	43,983

Total current liabilities	559,761	335,623

Long-term liabilities:
Note payable, related party	205,128	-
Long-term bank loans	14,010	-

Total long-term liabilities	219,138	-

Total liabilities	778,899	335,623

Commitments and contingencies

Stockholders’ deficit:
Preferred stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding
Common stock, $0.001 par value; 100,000,000 shares authorized; issued and outstanding: 40,000,000 shares	40,000	40,000
Accumulated deficit	(486,237)	(263,624)

Total stockholders’ deficit	(446,237)	(223,624)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$332,662	$111,999

See accompanying notes to consolidated financial statements.

HOME TOUCH HOLDING COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”))

	Years ended March 31,
	2008	2007

REVENUES, NET:
Sale of products	$81,138	$75,682
Project revenue	178,684	147,659

Total revenues, net	259,822	223,341

COST OF REVENUE:
Cost of products sold	20,741	25,256
Cost of project	124,837	96,882

Total cost of revenue	145,578	122,138

GROSS PROFIT	114,244	101,203

Operating expenses:
Depreciation	8,106	2,427
Selling, general and administrative	330,866	245,911

Total operating expenses	338,972	248,338

LOSS FROM OPERATIONS	(224,728)	(147,135)

Other income (expense):
Interest income	430	215
Other income	6,348	1,518
Interest expense	(4,663)	(1)

Total other income	2,115	1,732

LOSS BEFORE INCOME TAXES	(222,613)	(145,403)

Income tax expense	-	-

NET LOSS	$(222,613)	$(145,403)

Net loss per share – Basic and diluted	$(0.00)	$(0.00)

Weighted average shares outstanding – Basic and diluted	40,000,000	40,000,000

See accompanying notes to consolidated financial statements.

HOME TOUCH HOLDING COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”))

	Years ended March 31,
	2008	2007

Cash flows from operating activities:
Net loss	$(222,613)	$(145,403)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	8,106	2,427
Changes in operating assets and liabilities:
Restricted cash held in escrow	(47,436)	-
Accounts receivable, trade	10,181	(18,094)
Inventories	(105,179)	2,697
Deposits and other current assets	381	(12,363)
Accounts payable	15,675	-
Other payables and accrued liabilities	79,179	18,610

Net cash used in operating activities	(261,706)	(152,126)

Cash flows from investing activities:
Purchase of plant and equipment	(1,262)	(18,703)

Net cash used in investing activities	(1,262)	(18,703)

Cash flows from financing activities:
Advances from related parties	91,062	190,628
Proceeds from note payable	230,769	-
Payment on note payable	(25,641)	-
Proceeds from long-term bank loans	76,923	-
Payment on long-term bank loans	(24,691)	-

Net cash provided by financing activities	348,422	190,628

NET CHANGE IN CASH AND CASH EQUIVALENTS	85,454	19,799

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	22,546	2,747

CASH AND CASH EQUIVALENTS, END OF YEAR	$108,000	$22,546

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest expense	$4,663	$1
Cash paid for income tax expense	$-	$-

See accompanying notes to consolidated financial statements.

HOME TOUCH HOLDING COMPANY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED MARCH 31, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)

	Common stock			Total
			Accumulated	stockholders’
	No. of share	Amount	deficit	deficit

Balance as of April 1, 2006	40,000,000	$40,000	$(118,221)	$(78,221)

Net loss for the year	-	-	(145,403)	(145,403)

Balance as of March 31, 2007	40,000,000	40,000	(263,624)	(223,624)

Net loss for the year	-	-	(222,613)	(222,613)

Balance as of March 31, 2008	40,000,000	$40,000	$(486,237)	$(446,237)

See accompanying notes to consolidated financial statements.

HOME TOUCH HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)

1.	ORGANIZATION AND BUSINESS BACKGROUND

Home Touch Holding Company (“Hometouch” or “the Company”) was incorporated in the State of Nevada on January 26, 2009.

On January 26, 2009, the Company entered into a stock exchange transaction with the shareholders of Home Touch Limited (“HTL”), whereby the Company issued 40,000,000 shares of common stock in exchange for 100% of the ownership interest in HTL, for the purpose of re-domiciling HTL as a Nevada corporation in the United States. As a result of the merger, the Company became the legal entity of the HTL while the business of HTL survives. Unless otherwise indicated, all references to the Company throughout the financial statements include the operations of HTL.

HTL was incorporated as a limited liability company in Hong Kong Special Administrative Region of China (“Hong Kong”) on July 23, 2004, with its principal place of business in Hong Kong. The issued and paid-up share capital of the Company is $1,282 (equivalent to Hong Kong dollars ("HK$") 10,000).

HTL is principally engaged in the provision of a variety of smart home system products and solutions, which enable to centrally control home systems with wireless or non-wireless features by the means of radio frequency or European Installation Bus, wireless electronic networking technology to integrate the various devices and appliances that are mostly found in buildings, homes, hotels and offices. Generally, the Company sells the intelligent home hardware products to the individual end users and provides intelligent home system solutions to the interior designers and property developers. Intelligent home hardware products include wireless products series (including the touch panel, smart switch series, telephone controller, curtain controller, transceiver, remote controller and intelligent socket) and the wired products series (visiomatic intelligent home system).

Intelligent home system solutions include system design and programming, installation of products and devices, training and technical support. The Company has a team of computer engineering professionals to provide with intelligence home system design and consulting services. The Company’s customers mainly include individual end users, interior designers and property developers and all of its customers are located in Hong Kong.

Hometouch and its subsidiary are hereinafter referred to as (the “Company”).

2.	GOING CONCERN UNCERTAINTIES

The accompanying consolidated financial statements have been prepared using the going concern basis of accounting, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

As of March 31, 2008, the Company had a working capital deficit of $236,531 and an accumulated deficit of $486,237. Additionally, the Company has incurred losses since its inception. Management has taken action to ensure that the Company will continue as a going concern through March 31, 2009. The actions involve certain cost-saving initiatives and growing strategies. The Company plans to continue to fund its operations from its stockholders and the addition of more equity financing which is fully described in registration statement. As a result of the foregoing, there exists substantial doubt about the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HOME TOUCH HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

●	Basis of presentation

These accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

●	Basis of consolidation

The consolidated financial statements include the financial statements of Hometouch and its subsidiary.

All significant inter-company balances and transactions within the Company have been eliminated upon consolidation.

●	Use of estimates

In preparing these consolidated financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheets and revenues and expenses during the years reported. Actual results may differ from these estimates.

●	Cash and cash equivalents

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

●	Accounts receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. An allowance for doubtful accounts is established and determined based on managements’ assessment of known requirements, aging of receivables, payment history, the customer’s current credit worthiness and the economic environment. The Company did not record any allowance for doubtful accounts for both fiscal years.

●	Inventories

Inventories are stated at the lower of first-in, first-out (FIFO) cost or market value, which are primarily comprised of home hardware devices and appliances necessary for the development of the home system solutions or re-sale to the customers. The Company periodically reviews historical sales activity to determine excess, slow moving items and potentially obsolete items and also evaluates the impact of any anticipated changes in future demand. The Company provides inventory allowances based on excess and obsolete inventories determined principally by customer demand.

As of March 31, 2008 and 2007, the Company did not record an allowance for obsolete inventories, nor have there been any write-offs.

HOME TOUCH HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)

●	Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational:

Depreciable life
Leasehold improvements	Shorter of 3 years or term of lease
Furniture, fixtures and office equipment	5 years

Expenditure for maintenance and repairs is expensed as incurred. The gain or loss on the disposal of plant and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the statement of operations.

●	Impairment of long-lived assets

Long-lived assets primarily include plant and equipment. In accordance with the Statement of Financial Accounting Standard ("SFAS") No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. If the total of the expected undiscounted future net cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying amount of the asset. There has been no impairment as of March 31, 2008 and 2007.

●	Revenue recognition

In accordance with the SEC’s Staff Accounting Bulletin No. 104, “Revenue Recognition”, the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectibility is reasonably assured.

(a)	Sale of products

The Company recognizes product revenue from customers at the time of transfer of title and risk of loss which is generally at the time of shipment.

(b)	Projects revenue

Under the intelligent home system solutions arrangement, the Company is obligated to deliver to its customers multiple products and/or services (“multiple elements”). In these arrangements, the Company delivers the first element consisting of device and hardware which is accounted for as product. The second element consists of the provision of design, customized implementation system and technical supports which is accounted for as a long term contract in accordance with Statement of Position 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts”, ("SOP 81-1"), on a units of delivery method of measurement.

The Company has also adopted the provisions of Emerging Issues Task Force 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables”, ("EITF 00-21") which governs how to determine whether separate units of accounting exist in a revenue arrangement with multiple deliverables and, if so, how the arrangement consideration should be allocated among separate units of accounting. When elements such as products and services are contained in a single arrangement, or in related arrangements with the same customer, the Company allocates revenue to each element based on its relative fair value, provided that such element meets the criteria for treatment as a separate unit of accounting. The price charged when the element is sold separately generally determines fair value.

HOME TOUCH HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)

(c)	Interest income

Interest income is recognized on a time apportionment basis, taking into account the principal amounts outstanding and the interest rates applicable.

●	Cost of revenue

Cost of revenue consists primarily of material costs, direct labor and sub-contracting fee.

●	Advertising expenses

Advertising costs are expensed as incurred under SOP 93-7, “Reporting for Advertising Costs”. The Company incurred advertising expense of $1,774 and $787 for the years ended March 31, 2008 and 2007.

●	Retirement plan costs

Contributions to retirement schemes (which are defined contribution plans) are charged to general and administrative expenses in the statements of operations as and when the related employee service is provided.

●	Product warranty and post service support

The Company generally offers product warranty and post-contract customer support (“PCS”) to its customers for a period of twelve months, free of charge. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

●	Income taxes

The Company accounts for income tax using SFAS No. 109 “Accounting for Income Taxes”, which requires the asset and liability approach for financial accounting and reporting for income taxes. Under this approach, deferred income taxes are provided for the estimated future tax effects attributable to temporary differences between financial statement carrying amounts of assets and liabilities and their respective tax bases, and for the expected future tax benefits from loss carry-forwards and provisions, if any. Deferred tax assets and liabilities are measured using the enacted tax rates expected in the years of recovery or reversal and the effect from a change in tax rates is recognized in the statement of operations and comprehensive (loss) income in the period of enactment. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of the deferred tax assets will not be realized.

The Company also adopts Financial Accounting Standards Board ("FASB") Interpretation No. (FIN) 48, "Accounting for Uncertainty in Income Taxes" and FSP FIN 48-1, which amended certain provisions of FIN 48. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. This interpretation also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

HOME TOUCH HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)

In connection with the adoption of FIN 48, the Company analyzed the filing positions in all of the federal, state and foreign jurisdictions where the Company and its subsidiaries are required to file income tax returns, as well as all open tax years in these jurisdictions. The Company adopted the policy of recognizing interest and penalties, if any, related to unrecognized tax positions as income tax expense. The Company did not have any unrecognized tax positions or benefits and there was no effect on the financial condition or results of operations for the years ended March 31, 2008 and 2007.

The Company conducts major businesses in Hong Kong and is subject to tax in its own jurisdiction. As a result of its business activities, the Company files separate tax returns that are subject to examination by the local tax authorities.

●	Comprehensive income (loss)

SFAS No. 130, “Reporting Comprehensive Income”, establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income as defined includes all changes in equity during a period from non-owner sources. For the years ended March 31, 2008 and 2007, there are no differences between net income and comprehensive income and, accordingly, no amounts have been reflected in the accompanying consolidated financial statements and a statement of comprehensive income (loss) is not presented.

●	Net income (loss) per share

The Company calculates net income (loss) per share in accordance with SFAS No. 128, “Earnings per Share.” Basic income (loss) per share is computed by dividing the net income (loss) by the weighted-average number of common shares outstanding during the period. Diluted income (loss) per share is computed similar to basic income (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common stock equivalents had been issued and if the additional common shares were dilutive.

●	Foreign currencies translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the consolidated statement of operations.

The reporting currency of the Company is the United States dollar ("US$"). The Company maintains its books and records in its local currency, the Hong Kong dollars ("HK$"), which is functional currency as being the primary currency of the economic environment in which the entity operates.

The consolidated financial statements of the Company are expressed in US$. The translations of HK$ amounts into US$ are for the convenience of readers in the United States of America only and have been made at the rate of HK$7.8 to US$1, the approximate free rate of exchange at March 31, 2008 and 2007. Such translations should not be construed as representations that the Hong Kong dollar amounts could be converted into US$ at that rate or any other rate.

HOME TOUCH HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)

●	Segment reporting

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organization structure as well as information about geographical areas, business segments and major customers in financial statements. The Company operates in one reportable operating segment.

●	Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

●	Fair value of financial instruments

The Company values its financial instruments as required by SFAS No. 107, “Disclosures about Fair Value of Financial Instruments”. The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. The estimates presented herein are not necessarily indicative of amounts that the Company could realize in a current market exchange.

The Company’s financial instruments primarily consist of cash and cash equivalents, restricted cash, accounts receivable, deposits and other current assets, accounts payable, amount due to related parties, accrued liabilities and other payables.

As of the balance sheet dates, the estimated fair values of the financial instruments were not materially different from their carrying values as presented due to the short term maturities of these instruments and that the interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at respective year ends.

●	Recently accounting pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and do not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

In September 2006, the FASB issued Statement of Financial Accounting Standard (“SFAS“) No. 157, "Fair Value Measurements" ("SFAS No. 157"). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measures required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB deferred SFAS No. 157's effective date for all non-financial assets and liabilities, except those items recognized or disclosed at fair value on an annual or more frequently recurring basis, until years beginning after November 15, 2008. The Company believes that SFAS No. 157 should not have a material impact on the consolidated financial position or results of operations.

HOME TOUCH HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS No. 159"). SFAS No. 159 permits entities to choose to measure, on an item-by-item basis, specified financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected are required to be reported in earnings at each reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, the provisions of which are required to be applied prospectively. The Company believes that SFAS No. 159 should not have a material impact on the consolidated financial position or results of operations.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), "Business Combinations" ("SFAS No. 141R"). SFAS No. 141R will change the accounting for business combinations. Under SFAS No. 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. SFAS No. 141R will change the accounting treatment and disclosure for certain specific items in a business combination. SFAS No. 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Accordingly, any business combinations the Company engages in will be recorded and disclosed following existing GAAP until January 1, 2009. The Company believes that SFAS No. 141R should not have a material impact on the financial position or results of operations.

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51" ("SFAS No. 160"). SFAS No. 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. The Company believes that SFAS No. 160 should not have a material impact on the financial position or results of operations.

In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities" ("SFAS No. 161"). SFAS No. 161 requires companies with derivative instruments to disclose information that should enable financial-statement users to understand how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" and how derivative instruments and related hedged items affect a company's financial position, financial performance and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The adoption of this statement is not expected to have a material effect on the Company's future financial position or results of operations.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” ("SFAS No. 162"). This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements in conformity with US GAAP. This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles”. The Company does not expect the adoption of SFAS No. 162 to have a material effect on the financial condition or results of operations of the Company.

HOME TOUCH HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)

Also in May 2008, the FASB issued SFAS No. 163, "Accounting for Financial Guarantee Insurance Contracts—an interpretation of FASB Statement No. 60" ("SFAS No. 163"). SFAS No. 163 interprets Statement 60 and amends existing accounting pronouncements to clarify their application to the financial guarantee insurance contracts included within the scope of that Statement. SFAS No. 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009. The Company is currently evaluating the impact of SFAS No. 163 on its consolidated financial statements but does not expect it to have an effect on the Company's financial position, results of operations or cash flows.

Also in May 2008, the FASB issued FSP APB 14-1, "Accounting for Convertible Debt Instruments that may be Settled in Cash upon Conversion (Including Partial Cash Settlement)" ("FSP APB 14-1"). FSP APB 14-1 applies to convertible debt securities that, upon conversion, may be settled by the issuer fully or partially in cash. FSP APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity's nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP APB 14-1 is effective for financial statements issued for fiscal years after December 15, 2008, and must be applied on a retrospective basis. Early adoption is not permitted. The Company does not expect it to have an effect on the Company's financial position, results of operations or cash flows.

In June 2008, the FASB issued FASB Staff Position ("FSP") EITF 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities" ("FSP EITF 03-6-1"). FSP EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting, and therefore need to be included in the earnings allocation in computing earnings per share under the two-class method as described in SFAS No. 128, Earnings per Share. Under the guidance of FSP EITF 03-6-1, unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings-per-share pursuant to the two-class method. FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and all prior-period earnings per share data presented shall be adjusted retrospectively. Early application is not permitted. The Company does not expect it to have an effect on the Company's financial position, results of operations or cash flows.

Also in June 2008, the FASB ratified EITF No. 07-5, "Determining Whether an Instrument (or an Embedded Feature) is Indexed to an Entity's Own Stock" ("EITF 07-5"). EITF 07-5 provides that an entity should use a two-step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument's contingent exercise and settlement provisions. EITF 07-5 is effective for financial statements issued for fiscal years beginning after December 15, 2008. Early application is not permitted. The Company is assessing the potential impact of this EITF 07-5 on the financial condition and results of operations and does not expect it to have an effect on the Company's financial position, results of operations or cash flows.

In September 2008, the FASB issued FSP 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161” (“FSP FAS 133-1” and “FIN 45-4”). FSP FAS 133-1 and FIN 45-4 amends disclosure requirements for sellers of credit derivatives and financial guarantees. It also clarifies the disclosure requirements of SFAS No. 161 and is effective for quarterly periods beginning after November 15, 2008, and fiscal years that include those periods. The adoption of FSP FAS 133-1 and FIN 45-4 did not have a material impact on the Company’s current financial position, results of operation or cash flows.

HOME TOUCH HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)

In October 2008, the FASB issued Staff Position (“FSP”) No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active” (“FSP FAS 157-3.”) FSP FAS 157-3 clarifies the application of SFAS No. 157 in an inactive market. It illustrated how the fair value of a financial asset is determined when the market for that financial asset is inactive. FSP FAS 157-3 was effective upon issuance, including prior periods for which financial statements had not been issued. The adoption of FSP FAS 157-3 did not have a material impact on the Company’s current financial position, results of operations or cash flows.

4.	ACCOUNTS RECEIVABLE, TRADE

The majority of the Company’s sales are on open credit terms and in accordance with terms specified in the contracts governing the relevant transactions. The Company evaluates the need of an allowance for doubtful accounts based on specifically identified amounts that management believes to be uncollectible. If actual collections experience changes, revisions to the allowance may be required. Based upon the aforementioned criteria, management has determined that no allowance for doubtful accounts is required as of March 31, 2008 and 2007.

5.	RESTRICTED CASH

As of March 31, 2008, the Company had $47,436 of restricted cash held in escrow with a designated insurance company, Asia Insurance Co., Ltd, registered in Hong Kong, being a cash collateral as required by the property developer in conjunction with the Company’s home system solution projects with a major customer. The escrowed funds are released upon the Company’s completion of the projects and final acceptance by the property developer. The Company anticipated the completion of the related projects and the escrowed fund was released on November 14, 2008, subsequently.

6.	DEPOSITS AND OTHER CURRENT ASSETS

	As of March 31,
	2008	2007

Rental and utilities deposits	$18,128	$18,128
Purchase deposit	-	381

	$18,128	$18,509

7.	PLANT AND EQUIPMENT

Plant and equipment consists of the following:

	As of March 31,
	2008	2007

Leasehold improvement	$12,459	$12,459
Furniture and fixtures	7,506	6,244
	19,965	18,703
Less: accumulated depreciation	(10,533)	(2,427)

Plant and equipment, net	$9,432	$16,276

HOME TOUCH HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)

Depreciation expenses for the years ended March 31, 2008 and 2007 were $8,106 and $2,427, respectively.

8.	AMOUNTS DUE TO RELATED PARTIES

As of March 31, 2008 and 2007, the amount represented temporary advances from a director of the Company totaling $165,529 and $149,467.

As of March 31, 2008 and 2007, the amounted represented temporary advances from a related company, which was controlled by a director of the Company totaling $217,173 and $142,173, respectively.

The balances are unsecured, non-interest bearing and repayable within the next twelve months.

9.	ACCRUED LIABILITIES AND OTHER PAYABLES

Accrued liabilities and other payables consist of the following:

	As of March 31,
	2008	2007

Customer deposit	$64,848	$2,037
Accrued expenses	56,657	37,530
Other payables	1,657	4,416

	$123,162	$43,983

Customer deposit represents deposited received from the customer when the contract is entered and signed with the Company.

10.	NOTE PAYABLE, RELATED PARTY

As of March 31, 2008, the note payable was unsecured and carried with an interest charge at a fixed amount of $12,820 payable upon its maturity due January 31, 2010, to a related party which was controlled by a director of the Company for working capital purposes to certain projects.

HOME TOUCH HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)

11.	LONG-TERM BANK LOANS

Long-term bank loans consist of the following:
	As of March 31,
	2008	2007
Bank loans, payable to financial institutions in Hong Kong:

Equivalent to HK$300,000 with interest rate at 6.84% per annum payable monthly, repayable by April 24, 2009, guaranteed by one director of the Company	$20,833	$-

Equivalent to HK$300,000 with interest rate at 7.8% per annum payable monthly, repayable by October 4, 2009, guaranteed by the directors of the Company	31,399	-

Total	52,232	-

Less: current portion of bank loans	(38,222)	-

Bank loans, net of current portion	$14,010	$-

The minimum future payments of the aggregate bank loans are as follows:

Years ending March 31:
2009	$38,222
2010	14,010

Total bank loans	$52,232

12.	CAPITAL TRANSACTION

At date of inception on January 26, 2009, the Company entered into a stock exchange transaction and issued a total of 40,000,000 shares of common stock, for the purpose of re-domiciling HTL as a Nevada corporation in the United States.

Pursuant to stock exchange transaction on January 26, 2009, the weighted average number of common shares issued and outstanding of 40,000,000 shares was adjusted to account for the effects of the stock exchange transaction as a reverse acquisition as more fully described in Note 1, for all periods presented as if the recapitalization had occurred at the beginning of the earliest period presented.

13.	INCOME TAXES

For the years ended December 31, 2008 and 2007, the Company generated net operating losses and accordingly, no provision for income tax has been recorded. The Company has an operating subsidiary that operates in Hong Kong that is subject to income tax in the jurisdictions in which it operates, as follows:

United States of America

Hometouch is registered in the State of Nevada and is subject to United States of America tax law.

Hong Kong

The Company’s operating subsidiary, HTL is subject to Hong Kong Profits Tax at the statutory rate of 17.5% on the assessable income for its tax reporting years. For the years ended March 31, 2008 and 2007, the Company incurred an operating loss of $222,613 and $145,403 for income tax purposes. A reconciliation of loss before income taxes to the effective tax rate as follows:

HOME TOUCH HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)

	Years ended March 31,
	2008	2007

Loss before income taxes	$(222,613)	$(145,403)
Statutory income tax rate	17.5%	17.5%

Income tax at Hong Kong statutory tax rate	(38,957)	(25,446)

Non-taxable interest income	(75)	(38)
Depreciation	691	(754)
Net operating loss carryforwards	38,341	26,238

Income tax expense	$-	$-

For the years ended March 31, 2008 and 2007, the Company incurred net operating losses and, accordingly, no provision for income taxes has been recorded. In addition, no benefit for income taxes has been recognized due to the uncertainty of the realization of any tax assets. As of March 31, 2008, the Company had approximately $448,569 of net operating loss carryforwards for Hong Kong tax purpose at no expiration.

The following table sets forth the significant components of the aggregate net deferred tax assets of the Company as of March 31, 2008 and 2007:

Deferred tax asset:
Plant and equipment	$(59)	$(711)
Net operating loss carryforward	74,014	37,864
Less: valuation allowance	(73,955)	(37,153)

Net deferred tax assets	$-	$-

For financial reporting purposes, the Company has incurred a loss since its inception. Based on the available objective evidence, including the history of losses, management believes that it is more likely than not that the net deferred assets will not be fully realizable. Accordingly, the Company provided for a full valuation allowance against its net deferred tax assets of $73,955 and $37,153 as of March 31, 2008 and 2007, respectively. For the year ended March 31, 2008, the valuation allowance increased by $36,802, primarily relating to net operating loss carryforwards.

14.	PENSION PLANS

The Company participates in a defined contribution pension scheme under the Mandatory Provident Fund Schemes Ordinance (“MPF Scheme”) for all of its eligible employees in Hong Kong.

The MPF Scheme is available to all employees aged 18 to 64 with at least 60 days of service in the employment in Hong Kong. Contributions are made by the Company, the Company operating in Hong Kong at 5% of the participants’ relevant income with a ceiling of HK$20,000. The participants are entitled to 100% of the Company’s contributions together with accrued returns irrespective of their length of service with the Company, but the benefits are required by law to be preserved until the retirement age of 65. The total contributions made for MPF Scheme were $8,214 and $5,683 for the years ended March 31, 2008 and 2007, respectively.

HOME TOUCH HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)

15.	CONCENTRATIONS OF RISK

The Company is exposed to the following concentrations of risk:

(a)	Major customers

For the years ended March 31, 2008 and 2007, the customer who accounts for 10% or more of and revenue of the Company is presented as follows:

	Year ended March 31, 2008
	Revenue	Percentage of revenue	Accounts receivable

Customer A	$42,308	16%	$-
Customer B	38,034	15%	3,914
Customer C	30,564	12%	-
Customer D	29,897	11%	2,990

Total:	$140,803	54%	$6,904

	Year ended March 31, 2007
	Revenue	Percentage of revenue	Accounts receivable

Customer E	$109,299	49%	$-
Customer F	45,385	20%	-
Customer G	27,162	12%	13,581

Total:	$181,846	81%	$13,581

(b)	Major vendors

For the years ended March 31, 2008 and 2007, the vendor who accounts for 10% or more of the purchases of the Company is presented as follows:

	Year ended March 31, 2008
	Purchases	Percentage of purchases	Accounts payable

Vendor A	$73,158	47%	$-
Vendor B	64,199	41%	-
Vendor C	18,259	12%	15,675

Total:	$155,616	100%	$15,675

HOME TOUCH HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)

For the year ended March 31, 2007, one vendor represented more than 10% of the Company’s purchases and accounts payable, respectively. As of March 31, 2007, this vendor accounted for 100% of purchases amounting to $45,243 for the year ended and $0 of accounts payable, respectively.

(c)	Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and trade accounts receivable. The Company performs ongoing credit evaluations of its customers’ financial condition, but does not require collateral to support such receivables.

(d)	Interest rate risk

The Company’s interest-rate risk arises from long-term bank borrowings. Borrowings issued at variable rates expose the Company to cash flow interest-rate risk. Borrowings issued at fixed rates expose the Company to fair value interest-rate risk. Company policy is to maintain approximately all of its borrowings in fixed rate instruments. As of March 31, 2008 and 2007, all of borrowings were at fixed rates.

16.	COMMITMENTS AND CONTINGENCIES

(a)	Operating lease commitments

The Company was committed under non-cancelable operating lease with fixed monthly rentals, due through November 15, 2008. Total rent expenses for the years ended March 31, 2008 and 2007 was $19,975 and $13,648, respectively. Future minimum rental payments due under non-cancelable operating leases are amounted to $31,715 for the year ending March 31, 2009.

(b)	Reserve for product warranties

The Company has not experienced any material returns where it was under obligation to honor this standard warranty provision. As such, no reserve for product warranties has been provided in the statement of operations for the years ended March 31, 2008 and 2007.

(c)	Revolving lines of credit

The Company has outstanding revolving bank line of credit of $19,230 (equivalent to HK$150,000). Advances under the lines of credit are unsecured and bear interest at a rate of 3% per annum over Hong Kong Best Lending Rate, payable monthly. The revolving bank line of credit is reviewed on a regular basis, subject to cancellation at the discretion of the bank and requires a minimum monthly fee of $13 (equivalent to HK$100). There were no borrowings under the revolving bank line of credit as of March 31, 2008.

Exhibit 1–2

HOME TOUCH HOLDING COMPANY

(Unaudited)
Condensed Consolidated Financial Statements
For The Nine Months Ended December 31, 2008 and 2007

HOME TOUCH HOLDING COMPANY

INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Page

Condensed Consolidated Balance Sheets as of December 31, 2008 and March 31, 2008	F-2

Condensed Consolidated Statements of Operations for the nine months ended December 31, 2008 and 2007	F-3

Condensed Consolidated Statements of Cash Flows for the nine months ended December 31, 2008 and 2007	F-4

Condensed Consolidated Statement of Stockholders’ Equity (Deficit) for the nine months ended December 31, 2008	F-5

Notes to Condensed Consolidated Financial Statements	F-6 – F-18

F-1

HOME TOUCH HOLDING COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2008 AND MARCH 31, 2008
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

	December 31, 2008	March 31, 2008
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$92,890	$108,000
Restricted cash	-	47,436
Accounts receivable, trade	89,364	7,913
Accounts receivable, related parties	8,673	-
Inventories	61,584	141,753
Deposits and other current assets	18,840	18,128

Total current assets	271,351	323,230

Non-current assets:
Plant and equipment, net	28,165	9,432

TOTAL ASSETS	$299,516	$332,662

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,347	$15,675
Current portion of long-term bank loans	23,836	38,222
Amount due to related parties	-	382,702
Customer deposit, related parties	52,956	-
Accrued liabilities and other payables	68,663	123,162

Total current liabilities	146,802	559,761

Long-term liabilities:
Note payable, related party	-	205,128
Long-term bank loans	-	14,010

Total liabilities	146,802	778,899

Commitments and contingencies

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding
Common stock, $0.001 par value; 100,000,000 shares authorized; 40,000,000 shares issued and outstanding	40,000	40,000
Additional paid-in capital	488,353	-
Accumulated deficit	(375,639)	(447,519)

Total stockholders’ equity (deficit)	152,714	(446,237)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$299,516	$332,662

See accompanying notes to condensed consolidated financial statements.

F-2

HOME TOUCH HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

	Nine months ended December 31,
	2008	2007

REVENUES, NET:
Sale of products	$31,845	$78,966
Sale of products, related party	13,682	-
Project revenue	556,269	86,144
Project revenue, related party	130,407	-
Service revenue	127,193	-

Total revenues, net	859,396	165,110

COST OF REVENUE:
Cost of products sold	26,460	19,971
Cost of project	444,696	56,174
Cost of service	7,273	-

Total cost of revenue	478,429	76,145

GROSS PROFIT	380,967	88,965

OPERATING EXPENSES:
Depreciation	2,813	6,053
Selling, general and administrative	301,608	232,048

Total operating expenses	304,421	238,101

INCOME (LOSS) FROM OPERATIONS	76,546	(149,136)

Other income (expense):
Interest income	7	340
Other income	-	3,692
Interest expense	(4,673)	(2,741)

Total other (expense) income	(4,666)	1,291

INCOME (LOSS) BEFORE INCOME TAXES	71,880	(147,845)

Income tax expense	-	-

NET INCOME (LOSS)	$71,880	$(147,845)

Net loss per share – Basic and diluted	$0.00	$(0.00)

Weighted average shares outstanding	40,000,000	40,000,000

See accompanying notes to condensed consolidated financial statements.

F-3

HOME TOUCH HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

	Nine months ended December 31,
	2008	2007

Cash flows from operating activities:
Net income (loss)	$71,880	$(147,845)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	2,813	6,053
Changes in operating assets and liabilities:
Restricted cash	47,436	-
Accounts receivable, trade	(81,451)	(2,311)
Accounts receivable, related party	(8,673)	-
Inventories	80,169	(11,085)
Deposits and other current assets	(712)	(11,157)
Accounts payable	(14,328)	-
Other payables and accrued liabilities	(1,543)	116,299

Net cash provided by (used in) operating activities	95,591	(50,046)

Cash flows from investing activities:
Purchase of plant and equipment	(21,546)	(1,262)

Net cash used in investing activities	(21,546)	(1,262)

Cash flows from financing activities:
Advances from related parties	54,626	78,413
Proceeds from note payable	153,846	-
Payment on note payable	(269,231)	-
Proceeds from long-term bank loans	-	76,923
Payment on long-term bank loans	(28,396)	(15,586)

Net cash (used in) provided by financing activities	(89,155)	139,750

NET CHANGE IN CASH AND CASH EQUIVALENTS	(15,110)	88,442

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	108,000	22,546

CASH AND CASH EQUIVALENTS, END OF PERIOD	$92,890	$110,988

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest expenses	$4,673	$2,741
Cash paid for income tax expense	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS:
Forfeiture of amounts due to related parties	$437,327	$-
Forfeiture of note payable due to a related party	$89,744	$-

See accompanying notes to condensed consolidated financial statements.

F-4

HOME TOUCH HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE NINE MONTHS ENDED DECEMBER 31, 2008
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

	Common Stock		Additional		Total
	No. of share	Amount	paid-in capital	Accumulated deficit	stockholder’s equity (deficit)
Balance as of April 1, 2007	40,000,000	$40,000	$-	$(263,624)	$(223,624)

Net loss for the year	-	-	-	(222,613)	(222,613)

Balance as of March 31, 2008 (audited)	40,000,000	40,000	-	(486,237)	(446,237)

Forfeiture of amounts due to related parties	-	-	437,327	-	437,327

Forfeiture of note payable due to a related party	-	-	89,744	-	89,744

Net income for the period	-	-	-	71,880	71,880

Balance as of December 31, 2008	40,000,000	$40,000	$527,071	$(414,357)	$152,714

See accompanying notes to condensed consolidated financial statements.

F-5

HOME TOUCH HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

NOTE 1 ─ BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared by the Company in accordance with generally accepted accounting principles in the United States (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and note disclosures normally included in audited consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading.

In the opinion of management, the balance sheet as of March 31, 2008 has been derived from the audited consolidated financial statements and these unaudited condensed consolidated financial statements reflect all normal and recurring adjustments considered necessary to state fairly the results for the periods presented. The results of operation for the nine months ended December 31, 2008 and 2007 are not necessarily indicative of the results to be expected for the entire fiscal year ending March 31, 2009 or for any future period.

These unaudited condensed consolidated financial statements and notes thereto should be read in conjunction with the audited consolidated financial statements and notes for the year ended March 31, 2008.

NOTE 2 ─ ORGANIZATION AND BUSINESS BACKGROUND

Home Touch Holding Company (“Hometouch” or “the Company”) was incorporated in the State of Nevada on January 26, 2009.

On January 26, 2009, the Company entered into a stock exchange transaction with the shareholders of Home Touch Limited (“HTL”), whereby the Company issued 40,000,000 shares of common stock in exchange for 100% of the ownership interest in HTL, for the purpose of re-domiciling HTL as a Nevada corporation in the United States. As a result of the merger, the Company became the legal entity of the HTL while the business of HTL survives. Unless otherwise indicated, all references to the Company throughout the financial statements include the operations of HTL.

HTL was incorporated as a limited liability company in Hong Kong Special Administrative Region of China on July 23, 2004, with its principal place of business in Hong Kong. The issued and paid-up share capital of the Company is $1,282 (equivalent to Hong Kong dollars (“HK$”) 10,000). HTL is principally engaged in the provision of a variety of smart home system products and solutions, which enable to centrally control home systems with wireless or non-wireless features by the means of radio frequency or European Installation Bus, wireless electronic networking technology to integrate the various devices and appliances that are mostly found in buildings, homes, hotels and offices. Generally, the Company sells the intelligent home hardware products to the individual end users and provides intelligent home system solutions to the interior designers and property developers. Intelligent home hardware products include wireless products series (including the touch panel, smart switch series, telephone controller, curtain controller, transceiver, remote controller and intelligent socket) and the wired products series (visiomatic intelligent home system).

Intelligent home system solutions include system design and programming, installation of products and devices, training and technical support. The Company has a team of computer engineering professionals to provide with intelligent home system design and consulting services. The Company’s customers mainly include individual end users, interior designers and property developers and all of its customers are located in Hong Kong.

F-6

HOME TOUCH HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

Hometouch and its subsidiary are hereinafter referred to as (the “Company”).

NOTE 3 ─ GOING CONCERN UNCERTAINTIES

These condensed consolidated financial statements have been prepared using the going concern basis of accounting, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

As of December 31, 2008, the Company had an accumulated deficit of $375,639 since its inception. Management has taken action to ensure that the Company will continue as a going concern through December 31, 2009. The actions involve certain cost-saving initiatives and growing strategies. The Company plans to continue to fund its operations from its stockholders and the addition of more equity financing which is fully described in the registration statement. As a result of the foregoing, there exists substantial doubt about the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 4 ─ SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying condensed consolidated financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying consolidated financial statements and notes.

●	Use of estimates

In preparing these consolidated financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheets and revenues and expenses during the years reported. Actual results may differ from these estimates.

●	Basis of consolidation

The consolidated financial statements include the financial statements of Hometouch and its subsidiary.

All significant inter-company balances and transactions within the Company have been eliminated upon consolidation.

●	Cash and cash equivalents

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

F-7

HOME TOUCH HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

●	Accounts receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. An allowance for doubtful accounts is established and determined based on managements’ assessment of known requirements, aging of receivables, payment history, the customer’s current credit worthiness and the economic environment. The Company did not record any allowance for doubtful accounts for the nine months ended December 31, 2008 and 2007.

●	Inventories

Inventories are stated at the lower of first-in, first-out (FIFO) cost or market value, which are primarily comprised of home hardware devices and appliances necessary for the development of the home system solutions or re-sale to the customers. The Company periodically reviews historical sales activity to determine excess, slow moving items and potentially obsolete items and also evaluates the impact of any anticipated changes in future demand. The Company provides inventory allowances based on excess and obsolete inventories determined principally by customer demand.

As of December 31, 2008, the Company did not record an allowance for obsolete inventories, nor have there been any write-offs.

●	Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational:

Depreciable life
Leasehold improvements	Shorter of 3 years or term of lease
Furniture, fixtures and office equipment	5 years

Expenditure for maintenance and repairs is expensed as incurred. The gain or loss on the disposal of plant and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the statement of operations.

Depreciation expenses for the nine months ended December 31, 2008 and 2007 were $2,813 and $6,053, respectively.

●	Impairment of long-lived assets

Long-lived assets primarily include plant and equipment. In accordance with the Statement of Financial Accounting Standard ("SFAS") No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. If the total of the expected undiscounted future net cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying amount of the asset. There has been no impairment as of December 31, 2008.

●	Revenue recognition

(a)	Sale of products

F-8

HOME TOUCH HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

The Company recognizes product revenue from customers at the time of transfer of title and risk of loss which is generally at the time of shipment, provided that persuasive evidence of an arrangement exists, the price is fixed or determinable and collectability of sales proceeds is reasonably assured, in accordance with the SEC’s Staff Accounting Bulletin No. 104, “Revenue Recognition”.

(b)	Projects revenue

Under the intelligent home system solutions arrangement, the Company is obligated to deliver to its customers multiple products and/or services (“multiple elements”). In these arrangements, the Company delivers the first element consisting of device and hardware which is accounted for as product. The second element consists of the provision of design, customized implementation system and technical supports which is accounted for as a long term contract in accordance with Statement of Position 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts”, ("SOP 81-1"), on a units of delivery method of measurement.

The Company has also adopted the provisions of Emerging Issues Task Force 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables”, ("EITF 00-21") which governs how to determine whether separate units of accounting exist in a revenue arrangement with multiple deliverables and, if so, how the arrangement consideration should be allocated among separate units of accounting. When elements such as products and services are contained in a single arrangement, or in related arrangements with the same customer, the Company allocates revenue to each element based on its relative fair value, provided that such element meets the criteria for treatment as a separate unit of accounting. The price charged when the element is sold separately generally determines fair value.

(c)	Service revenue

Service revenue is primarily derived from the provision of consulting and technical supports services on home system solutions that are not an element of an arrangement for the sale of products. These services are generally billed on a time-cost plus basis. Revenue is recognized when service is rendered and accepted by the customers.

(d)	Interest income

Interest income is recognized on a time apportionment basis, taking into account the principal amounts outstanding and the interest rates applicable.

●	Cost of revenue

Cost of revenue consists primarily of material costs, direct labor and sub-contracting fee.

●	Advertising expenses

Advertising costs are expensed as incurred under SOP 93-7, “Reporting for Advertising Costs”. The Company incurred advertising expense of $3,806 and $1,180 for the nine months ended December 31, 2008 and 2007.

●	Retirement plan costs

Contributions to retirement schemes (which are defined contribution plans) are charged to general and administrative expenses in the statements of operations as and when the related employee service is provided.

F-9

HOME TOUCH HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

●	Product warranty and post service support

The Company generally offers product warranty and post-contract customer support (“PCS”) to its customers for a period of twelve months, free of charge. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

●	Income taxes

The Company accounts for income tax using SFAS No. 109 “Accounting for Income Taxes”, which requires the asset and liability approach for financial accounting and reporting for income taxes. Under this approach, deferred income taxes are provided for the estimated future tax effects attributable to temporary differences between financial statement carrying amounts of assets and liabilities and their respective tax bases, and for the expected future tax benefits from loss carry-forwards and provisions, if any. Deferred tax assets and liabilities are measured using the enacted tax rates expected in the years of recovery or reversal and the effect from a change in tax rates is recognized in the statement of operations and comprehensive (loss) income in the period of enactment. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of the deferred tax assets will not be realized.

The Company also adopts Financial Accounting Standards Board ("FASB") Interpretation No. (FIN) 48, "Accounting for Uncertainty in Income Taxes" and FSP FIN 48-1, which amended certain provisions of FIN 48. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. This interpretation also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

In connection with the adoption of FIN 48, the Company analyzed the filing positions in all of the federal, state and foreign jurisdictions where the Company and its subsidiaries are required to file income tax returns, as well as all open tax years in these jurisdictions. The Company adopted the policy of recognizing interest and penalties, if any, related to unrecognized tax positions as income tax expense. The Company did not have any unrecognized tax positions or benefits and there was no effect on the financial condition or results of operations for the nine months ended December 31, 2008 and 2007.

The Company conducts major businesses in Hong Kong and is subject to tax in its own jurisdiction. As a result of its business activities, the Company files separate tax returns that are subject to examination by the local tax authorities.

●	Comprehensive income (loss)

SFAS No. 130, “Reporting Comprehensive Income”, establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income as defined includes all changes in equity during a period from non-owner sources. For the nine months ended December 31, 2008 and 2007, there are no differences between net income and comprehensive income and, accordingly, no amounts have been reflected in the accompanying consolidated financial statements and a statement of comprehensive income (loss) is not presented.

F-10

HOME TOUCH HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

●	Net income (loss) per share

The Company calculates net income (loss) per share in accordance with SFAS No. 128, “Earnings per Share.” Basic income (loss) per share is computed by dividing the net income (loss) by the weighted-average number of common shares outstanding during the period. Diluted income (loss) per share is computed similar to basic income (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common stock equivalents had been issued and if the additional common shares were dilutive.

●	Foreign currencies translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the statement of operations.

The reporting currency of the Company is the United States dollar ("US$"). The Company maintains its books and records in its local currency, the Hong Kong dollars ("HK$"), which is functional currency as being the primary currency of the economic environment in which the entity operates.

The financial statements of the Company are expressed in US$. The translations of HK$ amounts into US$ are for the convenience of readers in the United States of America only and have been made at the rate of HK$7.8 to US$1, the approximate free rate of exchange at December 31, 2008 and 2007. Such translations should not be construed as representations that the Hong Kong dollar amounts could be converted into US$ at that rate or any other rate.

●	Segment reporting

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organization structure as well as information about geographical areas, business segments and major customers in financial statements. The Company operates in one reportable operating segment.

●	Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

●	Fair value of financial instruments

The Company values its financial instruments as required by SFAS No. 107, “Disclosures about Fair Value of Financial Instruments”. The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. The estimates presented herein are not necessarily indicative of amounts that the Company could realize in a current market exchange.

F-11

HOME TOUCH HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

The Company’s financial instruments primarily consist of cash, accounts receivable, deposits and other current assets, accounts payable, amount due to related parties, accrued liabilities and other payables.

As of the balance sheet dates, the estimated fair values of the financial instruments were not materially different from their carrying values as presented due to the short term maturities of these instruments and that the interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at respective year ends.

●	Recently accounting pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and do not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

In September 2006, the FASB issued Statement of Financial Accounting Standard (“SFAS“) No. 157, "Fair Value Measurements" ("SFAS No. 157"). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measures required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB deferred SFAS No. 157's effective date for all non-financial assets and liabilities, except those items recognized or disclosed at fair value on an annual or more frequently recurring basis, until years beginning after November 15, 2008. The Company believes that SFAS No. 157 should not have a material impact on the consolidated financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS No. 159"). SFAS No. 159 permits entities to choose to measure, on an item-by-item basis, specified financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected are required to be reported in earnings at each reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, the provisions of which are required to be applied prospectively. The Company believes that SFAS No. 159 should not have a material impact on the consolidated financial position or results of operations.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), "Business Combinations" ("SFAS No. 141R"). SFAS No. 141R will change the accounting for business combinations. Under SFAS No. 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. SFAS No. 141R will change the accounting treatment and disclosure for certain specific items in a business combination. SFAS No. 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Accordingly, any business combinations the Company engages in will be recorded and disclosed following existing GAAP until January 1, 2009. The Company believes that SFAS No. 141R should not have a material impact on the financial position or results of operations.

F-12

HOME TOUCH HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51" ("SFAS No. 160"). SFAS No. 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. The Company believes that SFAS No. 160 should not have a material impact on the financial position or results of operations.

In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities" ("SFAS No. 161"). SFAS No. 161 requires companies with derivative instruments to disclose information that should enable financial-statement users to understand how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" and how derivative instruments and related hedged items affect a company's financial position, financial performance and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The adoption of this statement is not expected to have a material effect on the Company's future financial position or results of operations.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” ("SFAS No. 162"). This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements in conformity with US GAAP. This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles”. The Company does not expect the adoption of SFAS No. 162 to have a material effect on the financial condition or results of operations of the Company.

Also in May 2008, the FASB issued SFAS No. 163, "Accounting for Financial Guarantee Insurance Contracts—an interpretation of FASB Statement No. 60" ("SFAS No. 163"). SFAS No. 163 interprets Statement 60 and amends existing accounting pronouncements to clarify their application to the financial guarantee insurance contracts included within the scope of that Statement. SFAS No. 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009. The Company is currently evaluating the impact of SFAS No. 163 on its financial statements but does not expect it to have an effect on the Company's financial position, results of operations or cash flows.

Also in May 2008, the FASB issued FSP APB 14-1, "Accounting for Convertible Debt Instruments that may be Settled in Cash upon Conversion (Including Partial Cash Settlement)" ("FSP APB 14-1"). FSP APB 14-1 applies to convertible debt securities that, upon conversion, may be settled by the issuer fully or partially in cash. FSP APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity's nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP APB 14-1 is effective for financial statements issued for fiscal years after December 15, 2008, and must be applied on a retrospective basis. Early adoption is not permitted. The Company does not expect it to have an effect on the Company's financial position, results of operations or cash flows.

F-13

HOME TOUCH HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

In June 2008, the FASB issued FASB Staff Position ("FSP") EITF 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities" ("FSP EITF 03-6-1"). FSP EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting, and therefore need to be included in the earnings allocation in computing earnings per share under the two-class method as described in SFAS No. 128, Earnings per Share. Under the guidance of FSP EITF 03-6-1, unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings-per-share pursuant to the two-class method. FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and all prior-period earnings per share data presented shall be adjusted retrospectively. Early application is not permitted. The Company does not expect it to have an effect on the Company's financial position, results of operations or cash flows.

Also in June 2008, the FASB ratified EITF No. 07-5, "Determining Whether an Instrument (or an Embedded Feature) is Indexed to an Entity's Own Stock" ("EITF 07-5"). EITF 07-5 provides that an entity should use a two-step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument's contingent exercise and settlement provisions. EITF 07-5 is effective for financial statements issued for fiscal years beginning after December 15, 2008. Early application is not permitted. The Company is assessing the potential impact of this EITF 07-5 on the financial condition and results of operations and does not expect it to have an effect on the Company's financial position, results of operations or cash flows.

In September 2008, the FASB issued FSP 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161” (“FSP FAS 133-1” and “FIN 45-4”). FSP FAS 133-1 and FIN 45-4 amends disclosure requirements for sellers of credit derivatives and financial guarantees. It also clarifies the disclosure requirements of SFAS No. 161 and is effective for quarterly periods beginning after November 15, 2008, and fiscal years that include those periods. The adoption of FSP FAS 133-1 and FIN 45-4 did not have a material impact on the Company’s current consolidated financial position, results of operation or cash flows.

In October 2008, the FASB issued Staff Position (“FSP”) No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active” (“FSP FAS 157-3.”) FSP FAS 157-3 clarifies the application of SFAS No. 157 in an inactive market. It illustrated how the fair value of a financial asset is determined when the market for that financial asset is inactive. FSP FAS 157-3 was effective upon issuance, including prior periods for which financial statements had not been issued. The adoption of FSP FAS 157-3 did not have a material impact on the Company’s current consolidated financial position, results of operations or cash flows.

NOTE 5 ─ ACCOUNTS RECEIVABLE, TRADE

The majority of the Company’s sales are on open credit terms and in accordance with terms specified in the contracts governing the relevant transactions. The Company evaluates the need of an allowance for doubtful accounts based on specifically identified amounts that management believes to be uncollectible. If actual collections experience changes, revisions to the allowance may be required. Based upon the aforementioned criteria, management has determined that no allowance for doubtful accounts is required as of December 31, 2008.

NOTE 6 ─ LONG-TERM BANK LOANS

Long-term bank loans consist of the following:

F-14

HOME TOUCH HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

	December 31, 2008	March 31, 2008
	(Unaudited)	(Audited)
Bank loans, payable to financial institutions in Hong Kong:

Equivalent to HK$300,000 with interest rate at 6.84% per annum payable monthly, repayable by April 24, 2009, guaranteed by one director of the Company	$6,410	$20,833

Equivalent to HK$300,000 with interest rate at 7.8% per annum payable monthly, repayable by October 4, 2009, guaranteed by the directors of the Company	17,426	31,399

Total	23,836	52,232

Less: current portion of bank loans	(23,836)	(38,222)

Bank loans, net of current portion	$-	$14,010

The minimum future payments of the aggregate bank loans are $23,836 in the next 12 months.

NOTE 7 ─ ACCRUED LIABILITIES AND OTHER PAYABLES

	December 31, 2008	March 31, 2008
	(Unaudited)	(Audited)

Customer deposit	$181	$64,848
Accrued expenses	65,255	56,657
Other payables	3,227	1,657

	$68,663	$123,162

NOTE 8 ─ INCOME TAXES

For the years ended December 31, 2008 and 2007, the Company generated net operating losses and accordingly, no provision for income tax has been recorded. The Company has an operating subsidiary that operates in Hong Kong that is subject to income tax in the jurisdictions in which it operates, as follows:

United States of America

Hometouch is registered in the State of Nevada and is subject to United States of America tax law.

Hong Kong

The Company’s operating subsidiary, HTL is subject to Hong Kong Profits Tax at the statutory rate of 16.5% (2007: 17.5%) on the assessable income. For the nine months ended December 31, 2008 and 2007, the Company incurred an operating income of $71,880 and loss of $147,845 for income tax purposes. A reconciliation of income (loss) before income taxes to the effective tax rate for the periods presented as follows:

F-15

HOME TOUCH HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

	Nine months ended December 31,
	2008	2007

Income (loss) before income taxes	$71,880	$(147,845)
Statutory income tax rate	16.5%	17.5%

Income tax at Hong Kong statutory tax rate	11,860	(25,873)

Non-taxable interest income	(1)	(60)
Depreciation	(1,426)	332
Net operating loss carryforwards	(10,433)	25,601

Income tax expense	$-	$-

For the nine months ended December 31, 2008, the Company incurred net operating profit and, no provision for income taxes has been recorded due to the accumulated tax loss brought forward exceed the assessable profit. In addition, no benefit for income taxes has been recognized due to the uncertainty of the realization of any tax assets. As of December 31, 2008, the Company had approximately $385,342 of net operating loss carryforwards for Hong Kong tax purpose at no expiration.

The following table sets forth the significant components of the aggregate net deferred tax assets of the Company as of December 31, 2008:

Deferred tax asset:
Plant and equipment	$(775)
Net operating loss carryforward	63,581
Less: valuation allowance	(62,806)

Net deferred tax assets	$-

Based on the available objective evidence, including the history of losses, management believes that it is more likely than not that the net deferred assets will not be fully realizable. Accordingly, the Company provided for a full valuation allowance against its net deferred tax assets of $62,806 as of December 31, 2008. For the nine months ended December 31, 2008, the valuation allowance decreased by $11,149, primarily relating to net operating loss carryforwards.

NOTE 9 ─ RELATED PARTY TRANSACTIONS

(a)
For the nine months ended December 31, 2008, the Company sold its products at its current market value of $13,682 to a related company which is controlled by the directors of the Company in a normal course of business.

(b)
For the nine months ended December 31, 2008, the Company provided intelligent home system solutions of $130,407 to a related company which is controlled by the directors of the Company at its current market value in a normal course of business, with $8,673 of accounts receivable at period-end.

F-16

HOME TOUCH HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

(b)
For the nine months ended December 31, 2008, the Company purchased certain products at its current market value of $17,397 from a related company which is controlled by the directors of the Company in a normal course of business.

NOTE 10 ─ CONCENTRATIONS OF RISK

The Company is exposed to the followings concentrations of risk:

(a)	Major customers

For the nine months ended December 31, 2008 and 2007, the customer who accounts for 10% or more of and revenue of the Company is presented as follows:

	Nine months ended December 31, 2008
	Revenue	Percentage of revenue	Accounts receivable

Customer A	$427,398	49%	$74,227
Customer B	144,090	17%	8,673
Customer C	127,193	15%	-

Total:	$698,681	81%	$82,900

	Nine months ended December 31, 2007
	Revenue	Percentage of revenue	Accounts receivable

Customer D	$37,870	23%	$-
Customer E	30,564	18%	-
Customer F	21,280	13%	8,653
Customer G	17,396	11%	6,614

Total:	$107,110	65%	$15,267

(b)	Major vendors

For the nine months ended December 31, 2008 and 2007, the vendor who accounts for 10% or more of the purchases of the Company is presented as follows:

	Nine months ended December 31, 2008
	Purchases	Percentage of purchases	Accounts payable

Vendor A	$29,913	73%	$1,347
Vendor B	4,164	10%	-

Total:	$34,077	83%	$1,347

F-17

HOME TOUCH HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

For the nine months ended December 31, 2007, a single vendor represented more than 10% of the Company’s purchases and accounts payable, respectively. As of December 31, 2007, this vendor accounted for 100% of purchases amounting to $37,977 for the period ended and $0 of accounts payable, respectively.

(c)	Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and trade accounts receivable. The Company performs ongoing credit evaluations of its customers’ financial condition, but does not require collateral to support such receivables.

(d)	Interest rate risk

The Company’s interest-rate risk arises from long-term bank borrowings. Borrowings issued at variable rates expose the Company to cash flow interest-rate risk. Borrowings issued at fixed rates expose the Company to fair value interest-rate risk. Company policy is to maintain approximately all of its borrowings in fixed rate instruments. As of December 31, 2008, all of borrowings were at fixed rates.

NOTE 11 ─ COMMITMENTS AND CONTINGENCIES

(a)	Operating lease commitments

The Company was committed under non-cancelable operating leases with fixed monthly rentals, due through October 26, 2011. Total rent expenses for the nine months ended December 31, 2008 and 2007was $14,242 and $14,982, respectively.

Future minimum rental payments due under non-cancelable operating leases are as follows:

Year ending December 31,
2009	$53,846
2010	53,846
2011	41,977

Total:	$149,669

(b)	Reserve for product warranties

The Company has not experienced any material returns where it was under obligation to honor this standard warranty provision. As such, no reserve for product warranties has been provided in the statement of operations for the nine months ended December 31, 2008 and 2007.

(c)	Revolving lines of credit

The Company has outstanding revolving bank line of credit of $19,230 (equivalent to HK$150,000). Advances under the lines of credit are unsecured and bear interest at a rate of 3% per annum over Hong Kong Best Lending Rate, payable monthly. The revolving bank line of credit is reviewed on a regular basis, subject to cancellation at the discretion of the bank and requires a minimum monthly fee of $13 (equivalent to HK$100). There were no borrowings under the revolving bank line of credit as of December 31, 2008.

F-18

PROSPECTUS
HOME TOUCH HOLDING COMPANY
Dated _____________, 2009

Selling shareholders are offering up to 1,579,000 shares of common stock.  The selling shareholders will offer their shares at $0.05 per share until our shares are quoted on the OTC Bulletin Board  and thereafter at prevailing market prices or privately negotiated prices.

Our common stock is not now listed on any national securities exchange, the NASDAQ stock market or the OTC Bulletin Board.

Dealer Prospectus Delivery Obligation

Until _________ (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEM	AMOUNT

SEC Registration Fee*	$4
Legal Fees and Expenses	20,000
Accounting Fees and Expenses*	100,000

Total*	$120,004

* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

We acquired Home Touch Limited, a Hong Kong China in share exchange in which we exchanged 40,000,000 shares of our common stock for 10,000 shares of Home Touch Limited.  The purpose of this transaction was solely to form a U.S. holding company for our business.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to US citizens or residents.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions.
•	Restrictive legends were and will be placed on all certificates issued as described above.
•	The distribution did not involve general solicitation or advertising.

•	The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

We believed that Regulation S was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions;
•	We placed Regulation S required restrictive legends on all certificates issued;
•	No offers or sales of stock under the Regulation S offering were made to persons in the United States;
•	No direct selling efforts of the Regulation S offering were made in the United States.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•	Access to all our books and records.
•	Access to all material contracts and documents relating to our operations.
•	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

EXHIBITS

Item 2

1.	Share Exchange Agreement

Item 3

1.	Articles of Incorporation Home Touch Holding Company
2.	Bylaws of Home Touch Holding Company
3.	Memorandum and Articles of Association of Home Touch Limited and Amendment to Memorandum and Articles of Association of Home Touch Limited

Item 4

1.	Form of common stock Certificate of the Home Touch Holding Company (1)

Item 5

1.	Legal Opinion of Williams Law Group, P.A.

Item 10

1.	Employment Agreement - Mr. Lam
2.	Distribution Agreement - ABB
3.	Distribution Agreement - Basalte
4.	Distribution Agreement - Basalte
5.	Distribution Agreement – Elcom
6.	Distribution Agreement – Visiomatic
7.	Bank loan BEA
8.	Bank loan HSBC
9.	Line of Credit HSBC

Item 22

Home Touch Limited - subsidiary

Item 23

1.	Consent of ZYCPA Company Limited, Certified Public Accountants. (formerly Zhong Yi [Hong Kong] C.P.A. Company Limited)
2.	Consent of Williams Law Group, P.A. (included in Exhibit 5.1)

All other Exhibits called for by Rule 601 of Regulation SB-2 or SK are not applicable to this filing.
(1)  Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

All other Exhibits called for by Rule 601 of Regulation SK are not applicable to this filing.

(1) Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5.  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:  Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in Hong Kong China on April 21, 2009.

Home Touch Holding Company

Title	Name	Date	Signature
Principal Executive Officer CEO	Ng Tze Lung David Gunawan	April 21, 2009	/s/ Ng Tze Lung David Gunawan

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	NAME	TITLE	DATE
/s/ Ng Tze Lung David Gunawan	Ng Tze Lung David Gunawan	Director	April 21, 2009

/s/ Yau Wai Stella	Yau Wai Stella	Director and COO	April 21, 2009